                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        Date of Report February 16, 2001


                       KINDER MORGAN ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


                                     1-11234
                            (Commission File Number)


                                   76-0380342
                     (I.R.S. Employer Identification Number)


               500 Dallas Street, Ste. 1000, Houston, Texas 77002
               (Address of principal executive offices)(zip code)


        Registrant's telephone number, including area code: 713-369-9000






                             ----------------------

Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits

(c)   Exhibits

     23.1 Consent of Independent Accountants

     23.2 Consent of Independent Auditors

     99.1 Financial Statements of Kinder Morgan Energy Partners, L.P. and Subsidiaries

     99.2 Selected Financial Data of Kinder Morgan Energy Partners, L.P. and Subsidiaries

     99.3 Management's Discussion and Analysis of Financial Condition and Results of Operations for Kinder Morgan Energy Partners, L.P. and Subsidiaries

     99.4 Balance Sheet of Kinder Morgan G.P., Inc.

     99.5 Financial Statements of GATX Terminals Companies

     99.6 Unaudited Pro Forma Combined Financial Statements of Kinder Morgan Energy Partners, L.P. and Subsidiaries

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          KINDER MORGAN ENERGY PARTNERS, L.P.
                                          (A Delaware Limited Partnership)
                                          By: KINDER MORGAN G.P., INC.
                                          as General Partner

                                          By: /s/ C. Park Shaper
                                              ------------------------------
                                              C. Park Shaper, Vice President,
                                              Treasurer and Chief Financial
                                              Officer


Date:   February 16, 2001

                                 EXHIBIT INDEX
                                 -------------

    Exhibit
      No.             Description
    ------            -----------

     23.1     Consent of Independent Accountants

     23.2     Consent of Independent Auditors

     99.1 Financial Statements of Kinder Morgan Energy Partners, L.P. and Subsidiaries

     99.2 Selected Financial Data of Kinder Morgan Energy Partners L.P. and Subsidiaries

     99.3 Management's Discussion and Analysis of Financial Condition and Results of Operations for Kinder Morgan Energy Partners, L.P. and Subsidiaries

     99.4     Balance Sheet of Kinder Morgan G.P., Inc.

     99.5     Financial Statements of GATX Terminals Companies

     99.6 Unaudited Pro Forma Combined Financial Statements of Kinder Morgan Energy Partners, L.P. and Subsidiaries

                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-3, (Nos. 333-25995, 333-66931, 333-62155, 333-33726 and
333-54616); (ii) Form S-4, (No. 333-50898); and (iii) Form S-8 (No. 333-56343)
of Kinder Morgan Energy Partners, L.P. of our report dated February 14, 2001 relating to the financial statements which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 16, 2001

                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Kinder Morgan Energy Partners, L.P. Registration Statements on Form S-3 (Nos. 333-25995, 333-66931, 333-62155, 333-33726 and 333-54616), Registration Statement on Form S-4 (No.
333-50898) and Registration Statement on Form S-8 (No. 333-56343) of our report dated January 23, 2001, with respect to the combined financial statements of the GATX Terminals Companies for the year ended December 31, 2000, which are included in the Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K dated February 16, 2001 filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

Chicago, Illinois
February 16, 2001

                                                              Exhibit 99.1
                          INDEX TO FINANCIAL STATEMENTS


                                                                          Page
                                                                          ----

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

Report of Independent Accountants                                          F-2

Consolidated Statements of Income for the years ended
  December 31, 2000, 1999, and 1998                                        F-3

Consolidated Balance Sheets for the years ended
  December 31, 2000 and 1999                                               F-4

Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 1999, and 1998                                        F-5

Consolidated Statements of Partners' Capital for the years
  ended December 31, 2000, 1999, and 1998                                  F-6

Notes to Consolidated Financial Statements                                 F-7



Certain supplementary financial statement schedules have been omitted because the information required to be set forth therein is either not applicable or is shown in the financial statements or notes thereto.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Kinder Morgan Energy Partners, L.P.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of partners' capital present fairly, in all material respects, the financial position of Kinder Morgan Energy Partners, L.P. and its subsidiaries (the Partnership) at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 14, 2001

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                     (In Thousands Except Per Unit Amounts)


                                                                      Year Ended December 31,
                                                              -------------------------------------
                                                                 2000          1999          1998
                                                              ---------     ---------     ---------
Revenues                                                      $ 816,442     $ 428,749     $ 322,617

Costs and Expenses
  Cost of products sold                                         124,641        16,241         5,860
  Operations and maintenance                                    164,379        95,121        65,022
  Fuel and power                                                 43,216        31,745        22,385
  Depreciation and amortization                                  82,630        46,469        36,557
  General and administrative                                     60,065        35,612        39,984
  Taxes, other than income taxes                                 25,950        16,154        12,140
                                                              ---------     ---------     ---------
                                                                500,881       241,342       181,948
                                                              ---------     ---------     ---------

Operating Income                                                315,561       187,407       140,669

Other Income (Expense)
  Earnings from equity investments                               71,603        42,918        25,732
  Amortization of excess cost of equity investments              (8,195)       (4,254)         (764)
  Interest, net                                                 (93,284)      (52,605)      (38,600)
  Other, net                                                     14,584        14,085        (7,263)
  Gain on sale of equity interest, net of special charges          --          10,063          --
Minority Interest                                                (7,987)       (2,891)         (985)
                                                              ---------     ---------     ---------

Income Before Income Taxes and Extraordinary Charge             292,282       194,723       118,789

Income Taxes                                                    (13,934)       (9,826)       (1,572)

Income Before Extraordinary Charge                              278,348       184,897       117,217

Extraordinary Charge on Early Extinguishment of Debt               --          (2,595)      (13,611)

                                                              ---------     ---------     ---------
Net Income                                                    $ 278,348     $ 182,302     $ 103,606
                                                              =========     =========     =========

Calculation of Limited Partners' Interest in Net Income:
Income Before Extraordinary Charge                            $ 278,348     $ 184,897     $ 117,217
Less: General Partner's interest in Net Income                 (109,470)      (56,273)      (33,447)
                                                              ---------     ---------     ---------
Limited Partners' Net Income before Extraordinary Charge        168,878       128,624        83,770
Less: Extraordinary Charge on Early Extinguishment of Debt         --          (2,595)      (13,611)
                                                              ---------     ---------     ---------
Limited Partners' Net Income                                  $ 168,878     $ 126,029     $  70,159
                                                              =========     =========     =========

Basic Limited Partners' Net Income per Unit:
Income before Extraordinary Charge                            $    2.68     $    2.63     $    2.09
Extraordinary Charge                                               --            (.06)         (.34)
                                                              ---------     ---------     ---------
Net Income                                                    $    2.68     $    2.57     $    1.75
                                                              =========     =========     =========

Weighted Average Units Outstanding                               63,106        48,974        40,120
                                                              =========     =========     =========

Diluted Limited Partners' Net Income per Unit:
Income before Extraordinary Charge                            $    2.67     $    2.63     $    2.09
Extraordinary Charge                                               --            (.06)         (.34)
                                                              ---------     ---------     ---------
Net Income                                                    $    2.67     $    2.57     $    1.75
                                                              =========     =========     =========

Weighted Average Units Outstanding                               63,150        48,993        40,121
                                                              =========     =========     =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                                             December 31,
                                                                      ---------------------------
                                                                          2000            1999
                                                                      -----------     -----------
ASSETS
Current Assets
   Cash and cash equivalents                                          $    59,319     $    40,052
   Accounts and notes receivable
     Trade                                                                345,065          71,738
     Related parties                                                        3,384              45
   Inventories
     Products                                                              24,137           8,380
     Materials and supplies                                                 4,972           4,703
   Gas imbalances                                                          26,878           7,014
   Gas in underground storage                                              27,481            --
   Other current assets                                                    20,025            --
                                                                      -----------     -----------
                                                                          511,261         131,932
                                                                      -----------     -----------

Property, Plant and Equipment, net                                      3,306,305       2,578,313
Investments                                                               417,045         418,651
Notes receivable                                                            9,101          10,041
Intangibles, net                                                          345,305          56,630
Deferred charges and other assets                                          36,193          33,171
                                                                      -----------     -----------
TOTAL ASSETS                                                          $ 4,625,210     $ 3,228,738
                                                                      ===========     ===========


LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
   Accounts payable
     Trade                                                            $   293,268     $    15,692
     Related parties                                                        8,255           3,569
   Current portion of long-term debt                                      648,949         209,200
   Accrued rate refunds                                                     1,100          36,607
   Deferred Revenues                                                       43,978            --
   Gas imbalances                                                          48,834           6,189
   Accrued other liabilities                                               54,572          47,904
                                                                      -----------     -----------
                                                                        1,098,956         319,161
                                                                      -----------     -----------

Long-Term Liabilities and Deferred Credits
   Long-term debt                                                       1,255,453         989,101
   Other                                                                   95,565          97,379
                                                                      -----------     -----------
                                                                        1,351,018       1,086,480
                                                                      -----------     -----------
Commitments and Contingencies (Notes 13 and 16)

Minority Interest                                                          58,169          48,299
                                                                      -----------     -----------
Partners' Capital
   Common Units (64,858,109 and 59,137,137 units issued
    and outstanding at December 31, 2000 and 1999, respectively)        1,957,357       1,759,142
   Class B Units (2,656,700 and 0 units issued
    and oustanding at December 31, 2000 and 1999, respectively)           125,961            --
   General Partner                                                         33,749          15,656
                                                                      -----------     -----------
                                                                        2,117,067       1,774,798
                                                                      -----------     -----------
                                                                      -----------     -----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                               $ 4,625,210     $ 3,228,738
                                                                      ===========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                                    Year Ended December 31,
                                                                            --------------------------------------
                                                                                 2000         1999          1998
                                                                            -----------   ----------    ----------
Cash Flows From Operating Activities
Reconciliation of net income to net cash provided by operating activities
  Net income                                                                $   278,348   $  182,302    $  103,606
  Extraordinary charge on early extinguishment of debt                               --        2,595        13,611
  Depreciation and amortization                                                  82,630       46,469        36,557
  Amortization of excess cost of equity investments                               8,195        4,254           764
  Earnings from equity investments                                              (71,603)     (42,918)      (25,732)
  Distributions from equity investments                                          47,512       33,686        19,670
  Gain on sale of equity interest, net of special charges                            --      (10,063)           --
  Changes in components of working capital
    Accounts receivable                                                           6,791      (12,358)        1,203
    Other current assets                                                         (6,872)          --            --
    Inventories                                                                  (1,376)      (2,817)         (734)
    Accounts payable                                                             (8,374)      (9,515)          197
    Accrued liabilities                                                          26,479       11,106       (14,115)
    Accrued taxes                                                                (1,302)         497        (1,266)
  Rate refunds settlement                                                       (52,467)          --            --
  El Paso settlement                                                                 --           --        (8,000)
  Other, net                                                                     (6,394)     (20,382)        8,220
                                                                            -----------   ----------    ----------
Net Cash Provided by Operating Activities                                       301,567      182,856       133,981
                                                                            -----------   ----------    ----------
Cash Flows From Investing Activities
  Acquisitions of assets                                                     (1,008,648)       5,678      (107,144)
  Additions to property, plant and equipment for
   expansion and maintenance projects                                          (125,523)     (82,725)      (38,407)
  Sale of investments, property, plant and equipment,
   net of removal costs                                                          13,412       43,084            64
  Acquisitions of investments                                                   (79,388)    (161,763)     (135,000)
  Other                                                                           2,581         (800)       (1,234)
                                                                            -----------   ----------    ----------
Net Cash Used in Investing Activities                                        (1,197,566)    (196,526)     (281,721)
                                                                            -----------   ----------    ----------
Cash Flows From Financing Activities
  Issuance of debt                                                            2,928,304      550,287       492,612
  Payment of debt                                                            (1,894,904)    (333,971)     (407,797)
  Debt issue costs                                                               (4,298)      (3,569)      (16,768)
  Proceeds from issuance of common units                                        171,433           68       212,303
  Contributions from General Partner's minority interest                          7,434          146        12,349
  Distributions to partners
    Common units                                                               (194,691)    (135,835)      (93,352)
    General Partner                                                             (91,366)     (52,674)      (27,450)
    Minority interest                                                            (7,533)      (2,316)       (1,614)
  Other, net                                                                        887         (149)         (420)
                                                                            -----------   ----------    ----------
Net Cash Provided by Financing Activities                                       915,266       21,987       169,863
                                                                            -----------   ----------    ----------
Increase in Cash and Cash Equivalents                                            19,267        8,317        22,123
Cash and Cash Equivalents, beginning of period                                   40,052       31,735         9,612
                                                                            -----------   ----------    ----------
Cash and Cash Equivalents, end of period                                    $    59,319   $   40,052    $   31,735
                                                                            ===========   ==========    ==========
Noncash Investing and Financing Activities:
  Contribution of net assets to partnership investments                     $        --   $       20    $   60,387
  Assets acquired by the issuance of units                                      179,623      420,850     1,003,202
  Assets acquired by the assumption of liabilities                              333,301      111,509       569,822
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the year for
  Interest (net of capitalized interest)                                         88,821       48,222        47,616
  Income taxes                                                                    1,806          529         1,354


               The accompanying notes are integral part of these
                       consolidated financial statements.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (In Thousands)


                                                                                                    Total
                                                Common          Class B         General           Partners'
                                                Units             Units         Partner            Capital
                                              ----------        ---------      ---------         ----------

Partners' capital at December 31, 1997        $  146,840        $    --        $   3,384         $  150,224

    Net income                                    70,159             --           33,447            103,606

    Net proceeds from issuance
         of common units                       1,212,421             --             --            1,212,421

    Capital contributions                         10,234             --            2,678             12,912

    Distributions                                (91,063)            --          (27,437)          (118,500)
                                              ----------        ---------      ---------         ----------

Partners' capital at December 31, 1998         1,348,591             --           12,072          1,360,663

    Net income                                   126,029             --           56,273            182,302

    Net proceeds from issuance
         of common units                         420,357             --              (15)           420,342

    Distributions                               (135,835)            --          (52,674)          (188,509)
                                              ----------        ---------      ---------         ----------

Partners' capital at December 31, 1999         1,759,142             --           15,656          1,774,798

    Net income                                   168,878             --          109,470            278,348

    Net proceeds from issuance
         of units                                224,028          125,961            (11)           349,978

    Distributions                               (194,691)            --          (91,366)          (286,057)
                                              ----------        ---------      ---------         ----------

Partners' capital at December 31, 2000        $1,957,357        $ 125,961      $  33,749         $2,117,067
                                              ==========        =========      =========         ==========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

   GENERAL

   Kinder Morgan Energy Partners, L.P., the "Partnership", is a Delaware limited partnership formed in August 1992. We are a publicly traded Master Limited Partnership managing a diversified portfolio of midstream energy assets that provide fee-based services to customers. We trade under the New York Stock Exchange symbol "KMP" and presently conduct our business through four reportable business segments:

   o  Product Pipelines;

   o  Natural Gas Pipelines;

   o  CO2 Pipelines; and

   o  Bulk Terminals.

   Acquisitions in 2000 required a reevaluation of our previously reported Pacific Operations, Mid-Continent Operations, Natural Gas Operations and Bulk Terminals business segments. Our previous Pacific Operations segment, previous Mid-Continent Operations segment, with the exception of our Mid-Continent's Gas Processing and Fractionation activities and CO2 activities, and our 32.5% interest in the Cochin Pipeline System, acquired in the fourth quarter of 2000, have been combined to present our current Product Pipelines segment. Our prior interest in the Mont Belvieu fractionation facility has been combined with our acquisition of certain assets from Kinder Morgan, Inc., effective December 31, 1999 and December 31, 2000, to present our current Natural Gas Pipelines segment. Finally, due to our acquisition of the remaining 80% of Kinder Morgan CO2 Company, L.P., effective April 1, 2000, we began reporting the CO2 Pipelines segment. Prior to April 1, 2000, we only owned a 20% equity interest in Shell CO2 Company, Ltd. and reported its results under the equity method of accounting in the Mid-Continent Operations. Other than acquisitions made during 2000, there was no change in our Bulk Terminals business segment. See note 3 for more information on these acquisitions and note 15 for financial information on these segments.

   MERGER OF KMI

   On October 7, 1999, K N Energy, Inc., a Kansas corporation that provided integrated energy services including the gathering, processing, transportation and storage of natural gas, the marketing of natural gas and natural gas liquids and the generating of electric power, acquired Kinder Morgan (Delaware), Inc., a Delaware corporation. Kinder Morgan (Delaware), Inc. is the sole stockholder of our general partner, Kinder Morgan G.P., Inc. At the time of the closing of the acquisition, K N Energy, Inc. changed its name to Kinder Morgan, Inc. It is referred to as "KMI" in this report. KMI trades on the New York Stock Exchange under the symbol "KMI" and is one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and product pipelines. KMI also has significant retail distribution, electric generation and terminal assets. KMI, through its subsidiary Kinder Morgan (Delaware), Inc., remains the sole stockholder of our general partner. KMI also owns approximately 20.7% of our outstanding units.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION

   Our consolidated financial statements include our accounts and those of our majority-owned and controlled subsidiaries and our operating partnerships. All significant intercompany items have been eliminated in consolidation. Certain amounts from prior years have been reclassified to conform to the current presentation.

   USE OF ESTIMATES

   The preparation of our financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect:

   o  the amounts we report for assets and liabilities;

   o our disclosure of contingent assets and liabilities at the date of the financial statements; and

   o the amounts we report for revenues and expenses during the reporting period.

   Actual results could differ from those estimates.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   CASH EQUIVALENTS

   We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

   INVENTORIES

   Our inventories of products consist of natural gas liquids, refined petroleum products, natural gas, carbon dioxide and coal. We report these assets at the lower of weighted-average cost or market. We report materials and supplies at the lower of cost or market.

   PROPERTY, PLANT AND EQUIPMENT

   We state property, plant and equipment at its acquisition cost. We expense costs for maintenance and repairs in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition. We compute depreciation using the straight-line method based on estimated economic lives. Generally, we apply composite depreciation rates to functional groups of property having similar economic characteristics. The rates range from 2.0% to 12.5%, excluding certain short-lived assets such as vehicles. Depreciation, depletion and amortization of the capitalized costs of producing CO2 properties, both tangible and intangible, are provided for on a units-of-production basis. Proved developed reserves are used in computing units-of-production rates for drilling and development costs, and total proved reserves are used for depletion of leasehold costs. The basis for units-of-production rate determination is by field. We charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal. We do not include retirement gain or loss in income except in the case of significant retirements or sales.

   We evaluate impairment of our long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." We review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. We would recognize an impairment loss when estimated future cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount.

   EQUITY METHOD OF ACCOUNTING

   We account for investments in greater than 20% owned affiliates, which we do not control, by the equity method of accounting. Under this method, an investment is carried at our acquisition cost, plus our equity in undistributed earnings or losses since acquisition.

   EXCESS OF COST OVER FAIR VALUE

   We amortize our excess cost over our underlying net asset book value in equity investments using the straight-line method over the estimated remaining useful lives of the assets. We amortize this excess for undervalued depreciable assets over a period not to exceed 50 years and for intangible assets over a period not to exceed 40 years. For our investments in consolidated affiliates, we report amortization of excess cost over fair value of net assets (goodwill) as amortization expense in our accompanying consolidated statement of income. For our investments accounted for under the equity method, we report amortization of excess cost on investments as amortization of excess cost of equity investments in our accompanying consolidated statement of income. Our total unamortized excess cost over fair value of net assets on investments in consolidated affiliates was approximately $158.1 million as of December 31, 2000 and $48.6 million as of December 31, 1999. These amounts are included within intangibles on our accompanying consolidated balance sheet. Our total unamortized excess cost over underlying book value of net assets on investments accounted for under the equity method was approximately $350.2 million as of December 31, 2000 and $273.5 million as of December 31, 1999. These amounts are included within equity investments on our accompanying balance sheet.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   We periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets of businesses we acquired, as well as the amortization period for such assets, to determine whether current events or circumstances warrant adjustments to our carrying value and/or revised estimates of useful lives. At this time, we believe no such impairment has occurred and no reduction in estimated useful lives is warranted.

   REVENUE RECOGNITION

   We recognize revenues for our pipeline operations based on delivery of actual volume transported or minimum obligations under take-or-pay contracts. We recognize bulk terminal transfer service revenues based on volumes loaded. We recognize transmix processing revenues based on volumes processed or sold, and if applicable, title has passed. We recognize energy-related product sales revenues based on delivered quantities of product.

   ENVIRONMENTAL MATTERS

   We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation. We do not discount liabilities to net present value and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our making of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action.

   MINORITY INTEREST

   Minority interest consists of the following:

   o the 1.0101% general partner interest in our operating partnerships;

   o the 0.5% special limited partner interest in SFPP, L.P.;

   o the 33 1/3% interest in Trailblazer Pipeline Company;

   o the 50% interest in Globalplex Partners, a Louisiana joint venture controlled by Kinder Morgan Bulk Terminals, Inc.; and

   o the approximate 32% interest in MidTex Gas Storage Company, L.L.P., a Texas limited liability partnership owned approximately 68% and controlled by Kinder Morgan Texas Pipeline LLC and its consolidated subsidiaries.

   INCOME TAXES

   We are not a taxable entity for Federal income tax purposes. As such, we do not directly pay Federal income tax. Our taxable income or loss, which may vary substantially from the net income or net loss we report in our consolidated statement of income, is includable in the Federal income tax returns of each partner. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined as we do not have access to information about each partner's tax attributes in the Partnership.

   Some of our corporate subsidiaries and corporations in which we have an equity investment do pay Federal or state income taxes. Deferred income tax assets and liabilities for certain of our operations conducted through corporations are recognized for temporary differences between the assets and liabilities for financial reporting and tax purposes. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Deferred tax assets are reduced by a valuation allowance for the amount of any tax benefit not expected to be realized.

   COMPREHENSIVE INCOME

   Due to the absence of items of other comprehensive income, our comprehensive income equaled our net income in each of the periods presented.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NET INCOME PER UNIT

   We compute Basic Limited Partners' Net Income per Unit by dividing limited partner's interest in net income by the weighted average number of units outstanding during the period. Diluted Limited Partners' Net Income per Unit reflects the potential dilution, by application of the treasury stock method, that could occur if options to issue units were exercised, which would result in the issuance of additional units that would then share in our net income.

   RISK MANAGEMENT ACTIVITIES

   We utilize energy derivatives for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids, crude oil and carbon dioxide. Prior to December 31, 2000, our accounting policy for these activities was based on a number of authoritative pronouncements including SFAS No. 80 "Accounting for Futures Contracts". Our new policy, which is based on SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", became effective for us on January 1, 2001. See note 14 for more information on our risk management activities.

3.  ACQUISITIONS AND JOINT VENTURES

   During 1998, 1999 and 2000, we completed the following significant acquisitions. Each of the acquisitions was accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at their estimated fair market values as of the acquisition date. The preliminary amounts assigned to assets and liabilities may be adjusted during a short period following the acquisition. The results of operations from these acquisitions are included in the consolidated financial statements from the date of acquisition.

   PRODUCT PIPELINES

   Santa Fe

   On March 6, 1998, we acquired 99.5% of SFPP, L.P., the operating partnership of Santa Fe Pacific Pipeline Partners, L.P. SFPP owns our Pacific operations. The transaction was valued at more than $1.4 billion inclusive of liabilities assumed. We acquired the interest of Santa Fe Pacific Pipeline's common unitholders in SFPP in exchange for approximately 26.6 million units (1.39 of our units for each Santa Fe Pacific Pipeline common unit). In addition, we paid $84.4 million to Santa Fe Pacific Pipelines, Inc. in exchange for the general partner interest in Santa Fe Pacific Pipeline Partners, L.P. Also on March 6, 1998, SFPP redeemed from Santa Fe Pacific Pipelines, Inc. a 0.5% interest in SFPP for $5.8 million. The redemption was paid from SFPP's cash reserves. After the redemption, Santa Fe Pacific Pipelines, Inc. continues to own a 0.5% special limited partner interest in SFPP. Assets acquired in this transaction comprise our Pacific operations, which include over 3,300 miles of pipeline and thirteen owned and operated terminals.

   Plantation Pipe Line Company

   On September 15, 1998, we acquired an approximate 24% interest in Plantation Pipe Line Company for $110 million. On June 16, 1999, we acquired an additional approximate 27% interest in Plantation Pipe Line Company for $124.2 million. Collectively, we now own approximately 51% of Plantation Pipe Line Company, and ExxonMobil Pipeline Company, an affiliate of ExxonMobil Corporation, owns approximately 49%. Plantation Pipe Line Company owns and operates a 3,100-mile pipeline system throughout the southeastern United States. The pipeline is a common carrier of refined petroleum products to various metropolitan areas, including Atlanta, Georgia; Charlotte, North Carolina; and the Washington, D.C. area. We do not control Plantation Pipe Line Company, and therefore, we account for our investment in Plantation under the equity method of accounting.

   Transmix Operations

   On September 10, 1999, we acquired transmix processing plants in Richmond, Virginia and Dorsey Junction, Maryland and other related assets from Primary Corporation. As consideration for the purchase, we paid Primary approximately $18.3 million (before purchase price adjustments) and 510,147 units valued at approximately $14.3 million.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   On October 25, 2000, we acquired Buckeye Refining Company, LLC, which owns and operates transmix processing plants in Indianola, Pennsylvania and Wood River, Illinois and other related transmix assets. As consideration for the purchase, we paid Buckeye approximately $37.3 million for property, plant and equipment plus approximately $8.3 million for net working capital and other items.

   Effective December 31, 2000, we acquired the remaining 50% interest in the Colton Transmix Processing Facility from Duke Energy Merchants for approximately $11.2 million, including working capital purchase price adjustments. We now own 100% of the Colton facility. Prior to our acquisition of the controlling interest in the Colton facility, we accounted for our ownership interest in the Colton facility under the equity method of accounting.

   Cochin Pipeline

   Effective November 3, 2000, we acquired from NOVA Chemicals Corporation an undivided 32.5% interest in the Cochin Pipeline System for approximately $120.5 million. We record our proportional share of joint venture revenues and expenses and cost of joint venture assets as part of our Product Pipelines business segment.

   NATURAL GAS PIPELINES

   Trailblazer Pipeline Company

   Effective November 30, 1999, we acquired a 33 1/3% interest in Trailblazer Pipeline Company for $37.6 million from Columbia Gulf Transmission Company, an affiliate of Columbia Energy Group. Trailblazer is an Illinois partnership that owns and operates a 436-mile natural gas pipeline system that traverses from Colorado through southeastern Wyoming to Beatrice, Nebraska. Trailblazer has a certificated capacity of 492 million cubic feet per day of natural gas. For the month of December 1999, we accounted for our 33 1/3% interest in Trailblazer under the equity method of accounting. Effective December 31, 1999, following our acquisition of an additional 33 1/3% interest in Trailblazer, which is discussed below, we included Trailblazer's activities as part of our consolidated financial statements.

   Kinder Morgan, Inc. Asset Contributions

   Effective December 31, 1999, we acquired over $700 million of assets from KMI. We paid to KMI $330 million and 9.81 million units, valued at approximately $406.5 million as consideration for the assets. We acquired Kinder Morgan Interstate Gas Transmission LLC (formerly K N Interstate Gas Transmission Co.), a 33 1/3% interest in Trailblazer and a 49% equity interest in Red Cedar Gathering Company. The acquired interest in Trailblazer, when combined with the interest purchased on November 30, 1999, gave us a 66 2/3% ownership interest.

   Effective December 31, 2000, we acquired over $300 million of assets from KMI. As consideration for these assets, we paid to KMI $192.7 million, 640,000 common units and 2,656,700 class B units. The units were valued at $156.3 million. We acquired Kinder Morgan Texas Pipeline, Inc. and MidCon NGL Corp. (both of which were converted to single-member limited liability companies), the Casper and Douglas natural gas gathering and processing systems, a 50% interest in Coyote Gas Treating, LLC and a 25% interest in Thunder Creek Gas Services, LLC.

   CO2 PIPELINES

   Kinder Morgan CO2 Company, L.P.

   On March 5, 1998, we and affiliates of Shell Oil Company agreed to combine our CO2 activities and assets into a partnership, Shell CO2 Company, Ltd., to be operated by a Shell affiliate. We acquired a 20% interest in Shell CO2 Company, Ltd. in exchange for contributing our Central Basin Pipeline and approximately $25 million in cash.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Effective April 1, 2000, we acquired the remaining 78% limited partner interest and the 2% general partner interest in Shell CO2 Company, Ltd. from Shell for $212.1 million. We renamed the limited partnership Kinder Morgan CO2 Company, L.P., and going forward from April 1, 2000, we have included its results as part of our consolidated financial statements under our CO2 Pipelines business segment. We own a 98.9899% limited partner ownership interest in KMCO2 and our general partner owns a direct 1.0101% general partner ownership interest.

   Other Acquisitions and Joint Ventures

   Effective June 1, 2000, we acquired significant interests in CO2 pipeline assets and oil-producing properties from Devon Energy Production Company L.P. for $55 million, before purchase price adjustments. Included in the acquisition was an approximate 81% equity interest in the Canyon Reef Carriers CO2 Pipeline, an approximate 71% working interest in the SACROC field unit, and minority interests in the Sharon Ridge unit and the Reinecke unit. All of the assets and properties are located in the Permian Basin of west Texas.

   On December 28, 2000, we announced that KMCO2 had entered into a definitive agreement to form a joint venture with Marathon Oil Company in the southern Permian Basin of west Texas. The joint venture consists of a nearly 13% interest in the SACROC unit and a 49.9% interest in the Yates Field unit. The joint venture was formed on January 1, 2001 and named MKM Partners, L.P. As of December 31, 2000, we paid $34.2 million plus committed 30 billion cubic feet of carbon dioxide for our 7.5 % interest in the Yates field unit. In January 2001, we contributed our interest in the Yates field unit together with an approximate 2% interest in the SACROC unit in return for a 15% interest in the joint venture. In January 2001, Marathon Oil Company purchased an approximate 11% interest in the SACROC unit from KMCO2 for $6.2 million. Marathon Oil Company then contributed this interest in the SACROC unit and its 42.4% interest in the Yates field unit for an 85% interest in the joint venture. Going forward from January 1, 2001 we will account for this investment under the equity method.

   BULK TERMINALS

   Hall-Buck Marine, Inc.

   Effective July 1, 1998, we acquired Hall-Buck Marine, Inc. for approximately $100 million. Hall-Buck, headquartered in Sorrento, Louisiana, is one of the nation's largest independent operators of dry bulk terminals. In addition, Hall-Buck owns all of the common stock of River Consulting Incorporated, a nationally recognized leader in the design and construction of bulk material facilities and port related structures. The $100 million of consideration consisted of approximately 2.1 million units and assumed indebtedness of $23 million. After the acquisition, we changed the name of Hall-Buck Marine, Inc. to Kinder Morgan Bulk Terminals, Inc.

   Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc.

   Effective January 1, 2000, we acquired all of the shares of the capital stock of Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc. We paid an aggregate consideration of approximately $24.1 million, including 574,172 units and approximately $0.8 million in cash. The Milwaukee terminal is located on nine acres of property leased from the Port of Milwaukee, Wisconsin. Its major cargoes are coal and bulk de-icing salt. The Dakota terminal, located in St. Paul, Minnesota, primarily handles salt and grain products.

   Delta Terminal Services, Inc.

   Effective December 1, 2000, we acquired all of the shares of the capital stock of Delta Terminal Services, Inc. for approximately $114.1 million. The acquisition includes two liquid bulk storage terminals in New Orleans, Louisiana and Cincinnati, Ohio.

   PRO FORMA INFORMATION

   The following summarized unaudited Pro Forma Consolidated Income Statement information for the twelve months ended December 31, 2000 and 1999, assumes the 2000 and 1999 acquisitions and joint ventures had occurred as of January 1, 1999. We have prepared these unaudited Pro Forma financial results for comparative purposes only. These unaudited Pro Forma financial results may not be indicative of the results that would have occurred if we had completed the 2000 and 1999 acquisitions and joint ventures as of January 1, 1999 or the results

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

which will be attained in the future. Amounts presented below are in thousands, except for the per unit amounts:

                                                                                      Pro Forma
                                                                                 Twelve Months Ended
                                                                                    December 31,
                                                                                  2000              1999
                                                                              -----------       -----------
Revenues                                                                      $ 2,954,180       $ 1,806,453
Operating Income                                                                  393,982           350,075
Net Income before extraordinary charge                                            334,817           290,134
Net Income                                                                        334,817           287,539
Basic Limited Partners' Net Income per unit before extraordinary charge            $ 2.82            $ 2.63
Basic Limited Partners' Net Income per unit                                        $ 2.82            $ 2.59
Diluted Limited Partners' Net Income per unit before extraordinary charge          $ 2.81            $ 2.63
Diluted Limited Partners' Net Income per unit                                      $ 2.81            $ 2.59

   Acquisitions Subsequent to December 31, 2000

   On November 30, 2000, we announced that we had signed a definitive agreement with GATX Corporation to purchase its United States' pipeline and terminal businesses for approximately $1.15 billion, consisting of cash, assumed debt and other obligations. Primary assets included in the transaction are the CALNEV Pipe Line Company, the Central Florida Pipeline Company and twelve terminals that store refined petroleum products and chemicals. The transaction is expected to close in the first quarter of 2001.

4.  GAIN ON SALE OF EQUITY INTEREST, NET OF SPECIAL CHARGES

   During the third quarter of 1999, we completed the sale of our partnership interest in the Mont Belvieu fractionation facility for approximately $41.8 million. We recognized a gain of $14.1 million on the sale and included that gain as part of our Natural Gas Pipelines business segment. Offsetting the gain were charges of approximately $3.6 million relating to our write-off of abandoned project costs, primarily within our Product Pipelines business segment, and a charge of $0.4 million relating to prior years' over-billed storage tank lease fees, also within our Product Pipelines business segment.

5.  INCOME TAXES

   Components of the income tax provision applicable to continuing operations for federal and state taxes are as follows (in thousands):

                                                    Year Ended December 31,
                                            ---------------------------------------
                                              2000           1999            1998
                                            --------       ---------       --------
Taxes currently payable:
  Federal                                   $ 10,612       $   8,169       $  1,432
  State                                        1,416           1,002            168
                                            --------       ---------       --------
  Total                                       12,028           9,171          1,600

Taxes Deferred:
  Federal                                      1,627             583            (25)
  State                                          279              72             (3)
                                            --------       ---------       --------
  Total                                        1,906             655            (28)
                                            --------       ---------       --------

Total tax provision                         $ 13,934       $   9,826          1,572
                                            ========       =========          =====

Effective tax rate                               4.8%            5.0%           1.3%

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The difference between the statutory federal income tax rate and our effective income tax rate is summarized as follows:

                                                                            Year Ended December 31,
                                                                      2000          1999          1998
                                                                     -------       -------       -------
Federal Income Tax Rate                                                 35.0%         35.0%         35.0%
Increase (Decrease) as a Result of:
   Partnership earnings not subject to tax                             (35.0%)       (35.3%)       (35.4%)
   Corporate subsidiary earnings subject to tax                          0.6%          1.0%          0.8%
   Income tax expense attributable to corporate equity earnings          4.1%          4.4%          1.6%
   Gain on distribution of appreciated property from
      corporate subsidiary                                              --            --             3.7%
   Utilization of net operating loss                                    --            --            (1.0%)
   Utilization of alternative minimum tax credits                       --            --            (1.5%)
   Prior year adjustments                                               --            --            (2.0%)
   State taxes                                                           0.1%          0.1%          0.5%
   Other                                                                --            (0.2%)        (0.4%)
                                                                     -------       -------       -------
Effective Tax Rate                                                       4.8%          5.0%          1.3%
                                                                     =======       =======       =======


   Deferred tax assets and liabilities result from the following (in thousands):

                                                      December 31,
                                                    2000        1999
                                                  ------      ------
Deferred tax assets:
   State taxes                                    $  184      $ --
   Book accruals                                     176       1,110
   Alternative minimum tax credits                 1,376       1,376
                                                  ------      ------
Total deferred tax assets                          1,736       2,486
                                                  ------      ------

Deferred tax liabilities:
   Property, plant and equipment                   4,223       3,323
   Book accruals                                    --           661
   Other                                            --             2
                                                  ------      ------
Total deferred tax liabilities                     4,223       3,986

                                                  ------      ------
Net deferred tax liabilities                      $2,487      $1,500
                                                  ======      ======



   We had available, at December 31, 2000, approximately $1.4 million of alternative minimum tax credit carryforwards, which are available indefinitely.

6.  PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment consists of the following (in thousands):

                                                                  December 31,
                                                          -----------------------------
                                                              2000              1999
                                                          -----------       -----------
Natural Gas, liquids and CO2 pipelines                    $ 1,732,607       $ 1,729,034
Natural Gas, liquids and CO2 pipeline station equip         1,072,185           550,044
Coal and bulk tonnage transfer, storage and services          191,313           107,052
Natural Gas and transmix processing                            95,624            45,232
Land                                                           79,653            72,259
Land right-of-way                                             116,456            93,909
Construction work in process                                   90,067            38,653
Other                                                         117,981            59,939
                                                          -----------       -----------
Total cost                                                  3,495,886         2,696,122
Accumulated depreciation and depletion                       (189,581)         (117,809)
                                                          -----------       -----------
                                                          $ 3,306,305       $ 2,578,313
                                                          ===========       ===========

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Depreciation and depletion expense charged against property, plant and equipment consists of the following (in thousands):

                                                            2000            1999         1998
                                                          --------        --------     --------
         Depreciation and depletion expense               $ 79,740        $ 44,553     $ 35,288


7.  INVESTMENTS

   Our significant equity investments at December 31, 2000 consisted of:

   o  Plantation Pipe Line Company (51%);

   o  Red Cedar Gathering Company (49%);

   o  Thunder Creek Gas Services, LLC (25%);

   o  Coyote Gas Treating, LLC (Coyote Gulch) (50%);

   o  Cortez Pipeline Company (50%); and

   o  Heartland Pipeline Company (50%).


   On April 1, 2000, we acquired the remaining 80% ownership interest in Shell CO2 Company, Ltd. and renamed the entity Kinder Morgan CO2 Company, L.P. (KMCO2). On December 31, 2000, we acquired the remaining 50% ownership interest in the Colton Transmix Processing Facility. Due to these acquisitions, we no longer report these two investments under the equity method of accounting. In addition, we had an equity investment in Trailblazer Pipeline Company (33 1/3%) for one month of 1999 and had an equity interest in Mont Belvieu Associates through two quarters of 1999. We sold our equity interest in Mont Belvieu Associates in the third quarter of 1999 and acquired an additional 33 1/3% interest in Trailblazer effective December 31, 1999.

   We acquired our investment in Cortez as part of our KMCO2 acquisition and we acquired our investments in Coyote Gas Treating and Thunder Creek from KMI on December 31, 2000.

   Please refer to notes 3 and 4 for more information.

   Our total equity investments consisted of the following (in thousands):

                                                   December 31,
                                                 2000        1999
                                               --------    --------
Plantation Pipe Line Company                   $223,627    $229,349
Red Cedar Gathering Company                      96,388      88,249
Thunder Creek Gas Services, LLC                  27,625        --
Coyote Gas Treating, LLC                         17,000        --
Cortez Pipeline Company                           9,559        --
Heartland Pipeline Company                        6,025       4,818
Shell CO2 Company, Ltd.                            --        86,675
Colton Transmix Processing Facility                --         5,263
All Others                                        2,658       4,297
                                               --------    --------
Total                                          $382,882    $418,651
                                               ========    ========

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   Our earnings from equity investments were as follows (in thousands):

                                                                       Year ended December 31,
                                                                   2000           1999            1998
                                                                  -------        -------         -------
Plantation Pipe Line Company                                      $31,509        $22,510         $ 4,421
Cortez Pipeline Company                                            17,219              -               -
Red Cedar Gathering Company                                        16,110              -               -
Shell CO2 Company, Ltd.                                             3,625         14,500          14,500
Colton Transmix Processing Facility                                 1,815          1,531             803
Heartland Pipeline Company                                          1,581          1,571           1,394
Coyote Gas Treating, LLC                                                -              -               -
Thunder Creek Gas Services, LLC                                         -              -               -
Mont Belvieu Associates                                                 -          2,500           4,577
Trailblazer Pipeline Company                                          (24)           284               -
All Others                                                           (232)            22              37
                                                                  -------        -------         -------
Total                                                             $71,603        $42,918         $25,732
                                                                 ========       ========          ======
Amortization of excess costs                                     $ (8,195)      $ (4,254)         $ (764)
                                                                 ========       ========          ======


   Summarized combined unaudited financial information for our significant equity investments is reported below (in thousands):

                                                                         Year ended December 31,
                                                                   2000           1999            1998
                                                                 --------       --------        --------
Income Statement
Revenues                                                         $399,335       $344,017        $236,534
Costs and expenses                                                276,000        244,515         148,616
Earnings before extraordinary items                               123,335         99,502          87,918
Net income                                                        123,335         99,502          87,918

                                                                      December 31,
                                                                   2000           1999
                                                                 --------       --------
Balance Sheet
Current assets                                                   $117,050       $137,828
Non-current assets                                                665,435        450,791
Current liabilities                                                92,027         64,333
Non-current liabilities                                           576,278        289,671
Partners'/Owners' equity                                          114,180        234,615

   On December 28, 2000, we announced that KMCO2 had entered into a definitive agreement to form a joint venture with Marathon Oil Company in the southern Permian Basin of west Texas. The joint venture consists of a nearly 13% interest in the SACROC unit and a 49.9% interest in the Yates Field unit. The joint venture was formed on January 1, 2001 and named MKM Partners, L.P. As of December 31, 2000, we paid $34.2 million plus committed 30 billion cubic feet of carbon dioxide for our 7.5 % interest in the Yates field unit. In January 2001, we contributed our interest in the Yates field unit together with an approximate 2% interest in the SACROC unit in return for a 15% interest in the joint venture. In January 2001, Marathon Oil Company purchased an approximate 11% interest in the SACROC unit from KMCO2 for $6.2 million. Marathon Oil Company then contributed this interest in the SACROC unit and its 42.4% interest in the Yates field unit for an 85% interest in the joint venture. Going forward from January 1, 2001 we will account for this investment under the equity method.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.  INTANGIBLES

    Our intangible assets include value associated with acquired:

   o  goodwill;

   o  contracts and agreements; and

   o intangible lease value associated with our acquisition of Kinder Morgan Texas Pipeline, LLC on December 31, 2000.

    All of our intangible assets are amortized on a straight-line basis over their estimated useful lives. Goodwill is being amortized over a period of 40 years. Beginning in 2001, the intangible lease value will be amortized over 26 years, the remaining life of an operating lease covering the use of KMTP's natural gas pipeline.





   Intangible assets consisted of the following (in thousands):

                                                                      December 31,
                                                         2000                          1999
                                                      ----------                     ---------
Goodwill                                               $ 162,271                     $  50,546
Accumulated amortization                                  (4,201)                       (1,941)
                                                       ---------                     ---------
Goodwill, net                                          $ 158,070                     $  48,605

Lease value                                            $ 185,982                     $   6,592
Contracts and agreements                                   1,768                         1,768
Other                                                         93                            93
                                                       ---------                     ---------
Accumulated amortization                                    (608)                         (428)
                                                       ---------                     ---------
Other intangibles, net                                 $ 187,235                     $   8,025
                                                       ---------                     ---------
Total intangibles, net                                 $ 345,305                     $  56,630
                                                       =========                     =========


9.       DEBT

   Our debt facilities as of December 31, 2000, consist primarily of:

   o  a $600 million unsecured 364-day credit facility due October 25, 2001;

   o  a $300 million unsecured five-year credit facility due September 29, 2004;

   o  $250 million of 6.30% Senior Notes due February 1, 2009;

   o  $200 million of 8.00% Senior Notes due March 15, 2005;

   o  $250 million of 7.50% Senior Notes due November 1, 2010;

   o  $200 million of Floating Rate Senior Notes due March 22, 2002;

   o $119 million of Series F First Mortgage Notes (our subsidiary, SFPP, is the obligor on the notes);

   o $20.2 million of Senior Secured Notes (our subsidiary, Trailblazer, is the obligor on the notes);

   o $23.7 million of tax-exempt bonds due 2024 (our subsidiary, Kinder Morgan Operating L.P. "B" is the obligor on these bonds); and

   o  a $600 million short-term commercial paper program.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Our short-term debt at December 31, 2000, consisted of:

   o $582 million of borrowings under our unsecured 364-day credit facility due October 25, 2001;

   o  $52.0 million of commercial paper borrowings;

   o  $35 million under the SFPP 10.70% First Mortgage Notes; and

   o  $14.6 million in other borrowings.

   During 2000, our cash acquisitions and expansions exceeded $600 million. Historically, we have utilized our short-term credit facilities to fund acquisitions and expansions and then refinanced our short-term borrowings utilizing long-term credit facilities and by issuing equity or long-term debt securities. We intend to refinance our short-term debt during 2001 through a combination of long-term debt and equity. Based on prior successful short-term debt refinancings and current market conditions, we do not anticipate any liquidity problems.

   Credit Facilities

   In February 1998, we refinanced our first mortgage notes and existing bank credit facilities with a $325 million secured revolving credit facility expiring in February 2005. On December 1, 1998, the credit facility was amended to release the collateral and the credit facility became unsecured. Borrowings under the credit facility were primarily used to fund our investment in Plantation Pipe Line Company in June 1999. On September 29, 1999, the $325 million credit facility was replaced with a $300 million unsecured five-year credit facility expiring in September 2004 and a $300 million unsecured 364-day credit facility. We recorded an extraordinary charge of $2.6 million related to the retirement of the $325 million credit facility. Our 364-day credit facility expired on September 29, 2000 and was extended until October 25, 2000. On October 25, 2000, the facility was replaced with a new $600 million unsecured 364-day credit facility. The terms of the new credit facility are substantially similar to the terms of the previous facility. The two credit facilities are with a syndicate of financial institutions. First Union National Bank is the administrative agent under the agreements.

   The outstanding balance under our five-year credit facility was $197.6 million at December 31, 1999. On August 11, 2000, we refinanced the outstanding balance under SFPP's secured credit facility with a $175.0 million borrowing under our five-year credit facility. The outstanding balance under our five-year credit facility was $207.6 million at December 31, 2000.

   No borrowings were outstanding under our 364-day credit facility at December 31, 1999. The outstanding balance under our 364-day credit facility was $582 million at December 31, 2000.

   Interest on our credit facilities accrues at our option at a floating rate equal to either:

   o First Union National Bank's base rate (but not less than the Federal Funds Rate, plus 0.5%); or

   o LIBOR, plus a margin, which varies depending upon the credit rating of our long-term senior unsecured debt.

   The five-year credit facility also permits us to obtain bids for fixed rate loans from members of the lending syndicate. At December 31, 2000, the interest rate on our credit facilities was 7.115% per annum. The weighted average interest rate on our borrowings under our credit facilities was 6.8987% during 2000 and 6.1313% during 1999.

   Senior Notes

   On January 29, 1999, we closed a public offering of $250 million in principal amount of 6.30% senior notes due February 1, 2009 at a price to the public of 99.67% per note. In the offering, we received proceeds, net of

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

underwriting discounts and commissions, of approximately $248 million. We used the proceeds to pay the outstanding balance on our credit facility and for working capital and other partnership purposes. In connection with the refinancing of our credit facility on September 29, 1999, our subsidiaries were released from their guarantees of the credit facility. As a result, the subsidiary guarantees under these senior notes were also automatically released in accordance with the terms of the notes. At December 31, 2000, the unamortized liability balance on the 6.30% senior notes was $249.3 million.

   Under an indenture dated March 22, 2000, we completed a private placement of $200 million of floating rate notes due March 22, 2002 and $200 million of 8.0% notes due March 15, 2005. On May 31, 2000, we exchanged these notes with substantially identical notes that were registered under the Securities Act of 1933. The proceeds from the issuance of these notes were used to reduce our outstanding commercial paper. At December 31, 2000, the unamortized liability balance on the 8.0% notes was $199.7 million and the unamortized liability balance on the floating rate notes was $200 million. At December 31, 2000, the interest rate on our floating rate notes was 7.0%.

   On November 8, 2000, we closed a private placement of $250 million of 7.5% notes due November 1, 2010. We agreed to offer to exchange these notes with substantially identical notes that are registered under the Securities Act of 1933 within 210 days of the close of this transaction. The proceeds from this offering, net of underwriting discounts, were $246.8 million. These proceeds were used to reduce our outstanding commercial paper. At December 31, 2000, the unamortized liability balance on the 7.5% notes was $248.4 million.

   In addition, as of December 31, 1999, we financed $330 million through KMI to fund part of the acquisition of assets acquired from KMI on December 31, 1999. In accordance with the Closing Agreement entered into as of January 20, 2000, we paid KMI a per diem fee of $180.56 for each $1,000,000 financed. We paid KMI $200 million on January 21, 2000, and the remaining $130 million on March 23, 2000 with a portion of the proceeds from our issuance of notes on March 22, 2000.

   Commercial Paper Program

   In December 1999, we established a commercial paper program providing for the issuance of up to $300 million of commercial paper. As of December 31, 1999, we had not issued any commercial paper. On October 25, 2000, in conjunction with our new 364-day credit facility, we also increased our commercial paper program to provide for the issuance of up to $600 million of commercial paper. Borrowings under our commercial paper program reduce the borrowings allowed under our 364-day and five-year credit facilities combined. As of December 31, 2000, we had $52 million of commercial paper outstanding with an interest rate of 7.02%.

   SFPP Debt

   At December 31, 2000, the outstanding balance under SFPP's Series F notes was $119.0 million. The annual interest rate on the Series F notes is 10.70%, the maturity is December 2004, and interest is payable semiannually in June and December. The Series F notes are payable in annual installments of $39.5 million in 2001, $42.5 million in 2002 and $37.0 million in 2003. The Series F notes may also be prepaid in full or in part at a price equal to par plus, in certain circumstances, a premium. The Series F notes are secured by mortgages on substantially all of the properties of SFPP (the "Mortgaged Property"). The Series F notes contain certain covenants limiting the amount of additional debt or equity that may be issued and limiting the amount of cash distributions, investments, and property dispositions.

   At December 31, 1999, the outstanding balance under SFPP's bank facility was $174.0 million. On August 11, 2000, we refinanced the outstanding balance under SFPP's secured credit facility with a $175.0 million borrowing under our five-year credit facility. Upon refinancing, SFPP executed a $175 million intercompany note in favor of Kinder Morgan Energy Partners, L.P. The weighted average interest rate on the SFPP bank facility was 5.477% for 1999 and 6.4797% in 2000.

   Trailblazer Debt

   On September 23, 1992, pursuant to the terms of a Note Purchase Agreement, Trailblazer Pipeline Company issued and sold an aggregate principal amount of $101 million of Senior Secured Notes to a syndicate of fifteen insurance companies. Trailblazer provided security for the notes principally by an assignment of certain Trailblazer

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

transportation contracts. Effective April 29, 1997, Trailblazer amended the Note Purchase Agreement. This amendment allowed Trailblazer to include several additional transportation contracts as security for the notes, added a limitation on the amount of additional money that Trailblazer could borrow and relieved Trailblazer from its security deposit obligation. At December 31, 2000, Trailblazer's outstanding balance under the Senior Secured Notes was $20.2 million. The Senior Secured Notes have a fixed annual interest rate of 8.03% and will be repaid in semiannual installments of $5.05 million from March 1, 2001 through September 1, 2002, the final maturity date. Interest is payable semiannually in March and September. Pursuant to the terms of this Note Purchase Agreement, Trailblazer partnership distributions are restricted by certain financial covenants. Currently, Trailblazer's proposed expansion project is pending before the FERC. If the expansion is approved, which is expected in the first quarter of 2001, we plan to refinance these notes.

   In December 1999, Trailblazer entered into a 364-day revolving credit agreement with Toronto Dominion, Inc. providing for loans up to $10 million. At December 26, 2000, the outstanding balance due under Trailblazer's bank facility was $10 million. Trailblazer paid the outstanding balance under its credit facility with a $10 million borrowing under an intercompany account payable in favor of KMI on December 27, 2000.

   In January 2001, Trailblazer entered into a 364-day revolving credit agreement with Credit Lyonnais New York Branch, providing for loans up to $10 million. The agreement expires December 27, 2001. At January 31, 2001, the outstanding balance under Trailblazer's revolving credit agreement was $10 million. The borrowings were used to pay the account payable to KMI. The agreement provides for an interest rate of LIBOR plus 0.875%. At January 31, 2001, the interest rate on the credit facility debt was 6.625%. Pursuant to the terms of the revolving credit agreement, Trailblazer partnership distributions are restricted by certain financial covenants.

   Kinder Morgan Operating L.P. "B" Debt

   The $23.7 million principal amount of tax-exempt bonds due 2024 were issued by the Jackson-Union Counties Regional Port District. These bonds bear interest at a weekly floating market rate. During 2000, the weighted-average interest rate on these bonds was 4.47% per annum, and at December 31, 2000 the interest rate was 5.00%. We have an outstanding letter of credit issued under our credit facilities that backs-up our tax-exempt bonds. The letter of credit reduces the amount available for borrowing under our credit facilities.

   Cortez Pipeline

   Pursuant to a certain Throughput and Deficiency Agreement, the owners of Cortez Pipeline Company are required to contribute capital to Cortez in the event of a cash deficiency. The agreement contractually supports the financings of Cortez Capital Corporation, a wholly-owned subsidiary of Cortez Pipeline Company, by obligating the owners of Cortez Pipeline to fund cash deficiencies at Cortez Pipeline, including cash deficiencies relating to the repayment of principal and interest. Their respective parent or other companies further severally guarantee the obligations of the Cortez Pipeline owners under this agreement.

   Due to our indirect ownership of Cortez through KMCO2, we severally guarantee 50% of the debt of Cortez Capital Corporation. Shell Oil Company shares our guaranty obligations jointly and severally through December 31, 2006 for Cortez's debt programs in place as of April 1, 2000.

   At December 31, 2000, the debt facilities of Cortez Capital Corporation consisted of:

   o a $127 million uncommitted 364-day revolving credit facility;

   o a $48 million committed 364-day revolving credit facility;

   o a $175 million in short term commercial paper program; and

   o $151.7 million of Series D notes.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


MATURITIES OF DEBT

   The scheduled maturities of our outstanding debt at December 31, 2000, are summarized as follows (in thousands):

                       2001                    $  683,649
                       2002                       253,116
                       2003                        37,016
                       2004                       207,617
                       2005                       199,670
                       Thereafter                 523,334
                                               ----------
                       Total                   $1,904,402
                                               ==========

   Of the $683.6 million scheduled to mature in 2001, we intend and have the ability to refinance $34.7 million on a long-term basis under our existing credit facilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair value of our long-term debt based upon prevailing interest rates available to us at December 31, 2000 and December 31, 1999 is disclosed below.

   Fair value as used in SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" represents the amount at which an instrument could be exchanged in a current transaction between willing parties.

                               December 31, 2000          December 31, 1999
                            -----------------------    -----------------------
                            Carrying     Estimated     Carrying     Estimated
                              Value      Fair Value      Value      Fair Value
                            ----------   ----------    ----------   ----------
                                             (in thousands)
        Total Debt         $ 1,904,402  $ 2,011,818   $ 1,198,301  $ 1,209,625

10.      PENSIONS AND OTHER POSTRETIREMENT BENEFITS

   In connection with the acquisition of SFPP and Kinder Morgan Bulk Terminals in 1998, we acquired certain liabilities for pension and postretirement benefits. We have a noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals. The benefits under this plan were based primarily upon years of service and final average pensionable earnings. We provide medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals. We also provide the same benefits to former salaried employees of SFPP. Additionally, we will continue to fund these costs for those employees currently in the plan during their retirement years.

   SFPP's postretirement benefit plan is frozen and no additional participants may join the plan. Similarly, benefit accruals were frozen as of December 31, 1998 for the Hall-Buck plan. As a result of these events, we recognized a curtailment gain related to the SFPP's plan of $3.9 million in 1999 and a gain related to Hall-Buck's plan of $0.4 million in 1998.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   Net periodic benefit costs and weighted-average assumptions for these plans include the following components (in thousands):

                                                     2000                          1999                         1998
                                            --------------------------    --------------------------    -------------------------
                                                             Other                        Other                        Other
                                            Pension     Postretirement    Pension     Postretirement    Pension    Postretirement
                                            Benefits       Benefits       Benefits       Benefits       Benefits      Benefits
                                           ---------    --------------    --------    --------------    --------   --------------
Net periodic benefit cost

Service cost                                $    --        $    46        $    --        $    80        $    98        $   636
Interest cost                                   145            755            141            696             76            983
Expected return on plan assets                 (171)            --           (150)            --            (70)            --
Amortization of transition obligation             1             --             --             --             --             --
Amortization of prior service cost               --           (493)            --           (493)            --           (493)
Actuarial loss (gain)                            --           (290)            --           (340)            --           (208)
                                            -------        -------        -------        -------        -------        -------

Net periodic benefit cost                   $   (25)       $    18        $    (9)       $   (57)       $   104        $   918
                                            =======        =======        =======        =======        =======        =======

Additional amounts recognized
Curtailment (gain) loss                     $    --        $    --        $    --        $(3,859)       $  (425)       $    --

Weighted-average assumptions as of
  December 31:
Discount rate                                    7.5%          7.75%          7.0%           7.0%           7.0%           7.5%
Expected return on plan assets                   8.5%            --           8.5%            --            8.5%            --
Rate of compensation increase                     --             --             --            --            4.0%           4.0%

   Information concerning benefit obligations, plan assets, funded status and recorded values for these plans follows (in thousands):

                                                      2000                       1999
                                            --------------------------  ---------------------------
                                                           Other                         Other
                                            Pension     Postretirement   Pension     Postretirement
                                            Benefits      Benefits       Benefits       Benefits
                                            ----------  --------------  -----------  --------------

Change in benefit obligation

Benefit obligation at Jan. 1                  $ 1,737        $ 9,564      $ 1,862      $ 14,734
Service cost                                        -             46            -            80
Interest cost                                     145            755          141           696
Amendments                                          -           (371)           -             -
Administrative expenses                            (9)             -          (12)            -
Actuarial (gain) loss                             299          1,339           86        (1,521)
Curtailment (gain)                                  -              -            -        (3,859)
Benefits paid from plan assets                   (189)          (435)        (340)         (566)
                                            ----------  -------------  -----------  ------------

Benefit obligation at Dec. 31                 $ 1,983       $ 10,898      $ 1,737       $ 9,564
                                            ==========  =============  ===========  ============

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                   2000                             1999
                                           ---------------------------   ----------------------------
                                                            Other                          Other
                                           Pension      Postretirement     Pension     Postretirement
                                           Benefits        Benefits        Benefits       Benefits
                                           ---------    --------------    -----------    ------------
Change in plan assets
Fair value of plan assets at Jan. 1         $ 2,060         $    --         $ 1,833         $    --
Actual return on plan assets                   (138)             --             300              --
Employer contributions                           92             435             279             566
Administrative expenses                          (9)             --             (12)             --
Benefits paid from plan assets                 (189)           (435)           (340)           (566)
                                            -------         -------         -------         -------

Fair value of plan assets at Dec. 31        $ 1,816         $    --         $ 2,060         $    --
                                            =======         =======         =======         =======

                                                   2000                               1999
                                           ---------------------------     -------------------------
                                                            Other                         Other
                                            Pension     Postretirement      Pension   Postretirement
                                           Benefits        Benefits         Benefits     Benefits
                                           ----------  ----------------    ---------  --------------
Funded status                                 $ (167)     $ (10,898)       $ 323        $ (9,564)
Unrecognized net transition
     obligation                                    1              -            2               -
Unrecognized net actuarial
     (gain) loss                                 359         (1,383)        (250)         (3,012)
Unrecognized prior service (benefit)               -         (1,656)           -          (1,777)
                                               ------     ----------        -----      ---------

Prepaid (accrued) benefit cost                 $ 193      $ (13,937)        $ 75       $ (14,353)
                                              ======      =========         =====      =========



   In 2001, SFPP modified benefits associated with its postretirement benefit plan. This plan amendment resulted in a $0.4 million decrease in its benefit obligation for 2000. The unrecognized prior service credit is amortized on a straight-line basis over the remaining expected service to retirement (3.5 years). For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5% by 2005 and remain at that level thereafter.

   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                     1-Percentage Point     1-Percentage Point
                                                           Increase              Decrease
                                                     ------------------     ------------------
Effect on total of service and interest cost
   components                                              $   61                 $   (52)

Effect on postretirement benefit obligation                $  773                 $  (665)

 MULTIEMPLOYER PLANS AND OTHER BENEFITS.

     With our acquisition of Kinder Morgan Bulk Terminals, effective July 1, 1998, we participate in multi-employer pension plans for the benefit of its employees who are union members. We contributed $0.6 million during each of the years 2000 and 1999. We do not administer these plans and contribute to them in accordance with the provisions of negotiated labor contracts. Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents' health care costs. Amounts charged to expense for these plans were $0.5 million for each of the years 2000 and 1999. The amount charged from the period of acquisition through December 31, 1998 was $0.5 million.

   We terminated the Employee Stock Ownership Plan held by Kinder Morgan Bulk Terminals for the benefit of its employees on August 13, 1998. All ESOP participants became fully vested retroactive to July 1, 1998, the effective date of our acquisition of Kinder Morgan Bulk Terminals. We distributed the assets remaining in the plan during 1999.

   We assumed River Consulting, Inc.'s (a consolidated affiliate of Kinder Morgan Bulk Terminals), savings plan under Section 401(k) of the Internal Revenue Code. This savings plan allowed eligible employees to contribute up

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


to 10% of their compensation on a pre-tax basis, with us matching 2.5% of the first 5% of the employees' wage. Matching contributions are vested at the time of eligibility, which is one year after employment. Effective January 1, 1999, we merged this savings plan into the retirement savings plan of our general partner (see next paragraph).

     Effective July 1, 1997, our general partner established the Kinder Morgan Retirement Savings Plan, a defined contribution 401(k) plan, that permits all full-time employees of our general partner to contribute 1% to 15% of base compensation, on a pre-tax basis, into participant accounts. This plan was subsequently amended and merged to form the Kinder Morgan Savings Plan. In addition to a mandatory contribution equal to 4% of base compensation per year for each plan participant, our general partner may make discretionary contributions in years when specific performance objectives are met. Our mandatory contributions are made each pay period on behalf of each eligible employee. Any discretionary contributions are made during the first quarter following the performance year. All contributions, including discretionary contributions, are in the form of KMI stock that is immediately convertible into other available investment vehicles at the employee's discretion. In the first quarter of 2001, an additional 2% discretionary contribution was made to individual accounts based on 2000 financial targets to unitholders. The total amount charged to expense for our Retirement Savings Plan was $1.8 million during 2000. All contributions, together with earnings thereon, are immediately vested and not subject to forfeiture. Participants may direct the investment of their contributions into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement.

    Effective January 1, 2001, employees of our general partner became eligible to participate in a new Cash Balance Retirement Plan. Certain employees continue to accrue benefits through a different formula based on "grandfathered" provisions or collective bargaining arrangements. All other employees will accrue benefits through a personal retirement account in the new Cash Balance Retirement Plan. Employees with prior service and not grandfathered convert to the Cash Balance Retirement Plan and will be credited with the current fair value of any benefits they have previously accrued through the defined benefit plan. We will then begin contributions on behalf of these employees equal to 3% of eligible compensation every pay period. In addition, we may make discretionary contributions to the plan based on our performance. Interest will be credited to the personal retirement accounts at the 30-year U.S. Treasury bond rate in effect each year. Employees will be fully vested in the plan after five years, and they may take a lump sum distribution upon termination or retirement.

11.  PARTNERS' CAPITAL

     In connection with KMI's transfer to us of Natural Gas Pipelines assets effective December 31, 2000, we paid to KMI cash consideration and issued to KMI 640,000 common units and 2,656,700 class B units representing limited partnership interests in us. These units will not participate in our distribution declared for the fourth quarter of 2000. Our class B units are similar to our common units except our class B units are not eligible for trading on the New York Stock Exchange. Our class B unitholders (KMI) have the same rights as our common unitholders with respect to, without limitation, distributions from us, voting rights and allocations of income, gain, loss or deductions. The class B units are convertible into common units after such time as the New York Stock Exchange has advised us that common units issuable upon such conversion are eligible for listing on the NYSE. At any time after December 21, 2001, the holders of a majority of our class B units may notify us of their desire to convert their class B units into our common units. If at such time the common units issuable upon conversion of the class B units would not be eligible for listing on the NYSE, we must use our reasonable efforts to meet any unfulfilled requirements for such listing within 120 days after receipt of such notice. If we are unable to satisfy all of the requirements of the NYSE for listing of such common units within the 120 days, then our class B unitholders may at any time thereafter require that we redeem their class B units for cash by delivering a notice of redemption to us. KMI has represented that it will not demand cash redemption for the class B units. On the 60th day after our receipt of the redemption notice, we must redeem the class B units subject to the redemption notice, unless before the redemption date the NYSE has approved for listing the common units issuable in exchange for the class B units.

      At December 31, 2000, Partners' capital consisted of 64,858,109 common units and 2,656,700 class B units. Together, these 67,514,809 units represent the limited partners' interest and an effective 98% economic interest in the Partnership, exclusive of our general partner's incentive distribution. The common unit total consisted of 53,546,109 units held by third parties, 10,450,000 units held by KMI and 862,000 units held by our general partner. The class B units were held entirely by KMI. At December 31, 1999 and 1998 there were 59,137,137 and 48,821,690 common units outstanding, respectively. The general partner has an effective 2% interest in the Partnership, excluding the general partner's incentive distribution.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     During 1998, we issued 26,548,879 on March 6, 1998 for the acquisition of SFPP and 2,121,033 units on August 13, 1998 for the acquisition of Hall-Buck. Additionally, we issued 6,070,578 units in a primary public offering on June 12, 1998 and we repurchased 30,000 units in December 1998.

     During 1999, we issued 510,147 units on September 10, 1999 for the acquisition of assets from Primary Corporation and 9,810,000 units on December 31, 1999 related to the acquisition of assets from KMI. Additionally, in 1999, we issued 2,000 units in accordance with unit option exercises, and we repurchased 6,000 units in January 1999 and 700 units in December 1999.

     During 2000, we issued 574,172 units on February 2, 2000 for the acquisition of Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc. On April 4, 2000, we issued 4,500,000 units in a public offering at an issuance price of $39.75 per unit, less commissions and underwriting expenses. We used the proceeds from the April 2000 unit issuance to acquire the remaining ownership interest in Kinder Morgan CO2 Company, L.P. On December 21, 2000, we issued 3,296,700 units to KMI as partial consideration for acquired assets (see note 3). Additionally, in 2000, we issued 6,800 common units in accordance with common unit option exercises.

     For purposes of maintaining partner capital accounts, our partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their percentage interests. Normal allocations according to percentage interests are made, however, only after giving effect to any priority income allocations in an amount equal to the incentive distributions that are allocated 100% to our general partner.

     Incentive distributions allocated to our general partner are determined by the amount quarterly distributions to unitholders exceed certain specified target levels. For the years ended December 31, 2000, 1999 and 1998, we distributed $3.425, $2.85 and $2.4725, respectively, per unit. Our distributions to unitholders for 2000, 1999 and 1998 required incentive distributions to our general partner in the amount of $107.8 million, $55.0 million and $32.7 million, respectively. The increased incentive distributions paid for 2000 over 1999 and 1999 over 1998 reflect the increase in amounts distributed per unit as well as the issuance of additional units.

     On January 17, 2001, we declared a cash distribution for the quarterly period ended December 31, 2000, of $0.95 per unit. This distribution was paid on February 14, 2001, to unitholders of record as of January 31, 2001, except for the 640,000 common units and 2,656,700 class B units issued to KMI on December 21, 2000. This distribution required an incentive distribution to our general partner in the amount of $32.8 million. Since this distribution was declared after the end of the quarter, no amount is shown in the December 31, 2000 balance sheet as a Distribution Payable.

12.  RELATED PARTY TRANSACTIONS

     GENERAL AND ADMINISTRATIVE EXPENSES

     Our general partner provides us with general and administrative services and is entitled to reimbursement of all direct and indirect costs related to our business activities. Our general partner incurred on behalf of us general and administrative expenses of $54.4 million in 2000, $30.7 million in 1999 and $38.0 million in 1998. We believe that these amounts were a reasonable allocation of the expenses incurred on our behalf.

     Since K N Energy, Inc. acquired Kinder Morgan (Delaware), Inc. in October 1999, our general partner has shared administrative personnel with KMI to operate both KMI's business and our business. As a result, our general partner's officers, who in some cases may also be officers of KMI, must allocate, in their reasonable and sole discretion, the time our general partner's employees and KMI's employees spend on behalf of KMI and on behalf of us. For 2000, KMI paid our general partner a net payment of $1.0 million in January 2001 as reimbursement for the services of our general partner's employees. Although we believe this amount received from KMI for the services it provided in 2000 fairly reflects the net value of the services performed, the determination of this amount was not the result of arms length negotiations. However, due to the nature of the allocations, this reimbursement may not have exactly matched the actual time and overhead spent. We believe the agreed-upon amount was a reasonable allocation of the expenses for the services rendered. Our general partner and KMI will continue to evaluate the net amount to be charged for the services provided to KMI and us by the employees of our general partner and KMI.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     PARTNERSHIP DISTRIBUTIONS

     Kinder Morgan G.P., Inc.

     Kinder Morgan G.P., Inc. serves as our sole general partner. Pursuant to our partnership agreements, our general partner's interests represent a 1% ownership interest in the Partnership, and a direct 1.0101% ownership interest in each of our five operating partnerships. Collectively, our general partner owns an effective 2% interest in the operating partnerships, excluding incentive distributions: its 1.0101% direct general partner ownership interest (accounted for as minority interest in the consolidated financial statements of the Partnership) and its 0.9899% ownership interest indirectly owned via its 1% ownership interest in the Partnership.

     At December 31, 2000, our general partner owned 862,000 common units, representing approximately 1.3% of the outstanding units. Our partnership agreement requires that we distribute 100% of "Available Cash" (as defined in the partnership agreement) to our partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available Cash consists generally of all of our cash receipts less cash disbursements and net additions to reserves (including any reserves required under debt instruments for future principal and interest payments) and amounts payable to the former general partner of SFPP in respect of its remaining 0.5% special limited partner interest in SFPP.

     Available Cash is initially distributed 98% to our limited partners (including the approximate 1.3% limited partner interest owned by our general partner) and 2% to our general partner. These distribution percentages are modified to provide for incentive distributions to be paid to our general partner in the event that quarterly distributions to unitholders exceed certain specified targets.

     Available Cash for each quarter is distributed;

o first, 98% to our limited partners and 2% to our general partner until our limited partners have received a total of $0.3025 per unit for such quarter;
o second, 85% to our limited partners and 15% to our general partner until our limited partners have received a total of $0.3575 per unit for such quarter;
o third, 75% to our limited partners and 25% to our general partner until our limited partners have received a total of $0.4675 per unit for such quarter; and
o fourth, thereafter 50% to our limited partners and 50% to our general partner.

     Incentive distributions are generally defined as all cash distributions paid to our general partner that are in excess of 2% of the aggregate amount of cash being distributed. Our general partner's declared incentive distributions for the years ended December 31, 2000, 1999 and 1998 were $107.8 million, $55.0 million and $32.7 million, respectively.

     Kinder Morgan, Inc.

     KMI, through its subsidiary Kinder Morgan (Delaware), Inc., remains the sole stockholder of our general partner. At December 31, 2000, KMI owned 10,450,000 common units and 2,656,700 class B units, representing approximately 19.4% of the outstanding units.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  LEASES AND COMMITMENTS

     We have entered into certain operating leases. Including probable elections to exercise renewal options, the remaining terms on our leases range from one to 43 years. Future commitments related to these leases at December 31, 2000 are as follows (in thousands):

                                      2001                      $ 30,622
                                      2002                        50,021
                                      2003                        48,497
                                      2004                        46,480
                                      2005                        45,591
                                Thereafter                       670,711
                                                                --------
                             Total minimum payments             $891,922
                                                                ========

     We have not reduced our total minimum payments for future minimum sublease rentals aggregating approximately $2.4 million. Total lease and rental expenses, including related variable charges were $7.5 million for 2000, $8.8 million for 1999 and $7.3 million for 1998.

     During 1998, we established a unit option plan, which provides that key personnel are eligible to receive grants of options to acquire units. The number of units available under the option plan is 250,000. The option plan terminates in March 2008. As of December 31, 2000, options for 206,800 units were granted to certain personnel with a term of seven years at exercise prices equal to the market price of the units at the grant date. In addition, as of December 31, 2000, options for 15,000 units were granted to our three non-employee directors. The options granted generally vest 40% in the first year and 20% each year thereafter.

     We apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for unit options granted under our option plan. Pro forma information regarding changes in net income and per unit data, if the accounting prescribed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation," had been applied, is not material. No compensation expense has been recorded since the options were granted at exercise prices equal to the market prices at the date of grant.

     We have an Executive Compensation Plan for certain executive officers of our general partner. We may, at our option and with the approval of our unitholders, pay the participants in units instead of cash. Eligible awards are equal to a percentage of an incentive compensation value, which is equal to a formula based upon the cash distributions paid to our general partner during the four calendar quarters preceding the date of redemption multiplied by eight. The amount of these awards are accrued as compensation expense and adjusted quarterly. Under the plan, no eligible employee may receive a grant in excess of 2% of the incentive compensation value and total awards under the plan may not exceed 10% of the incentive compensation value. The plan terminates January 1, 2007, and any unredeemed awards will be automatically redeemed.

     At December 31, 1998, two executive officers of our general partner each had outstanding awards totaling 2% of the incentive compensation value eligible to be granted under the Executive Compensation Plan. On January 4, 1999, 50% of the awards granted to these executive officers were vested and paid out. On April 28, 2000, the remaining 50% of the awards granted to these executive officers were vested and paid out.

14.  RISK MANAGEMENT

     We use energy financial instruments to reduce our risk of price changes in the spot and fixed price natural gas, natural gas liquids and crude oil markets as discussed below. We are exposed to credit-related losses in the event of nonperformance by counterparties to these financial instruments but, given their existing credit ratings, we do not expect any counterparties to fail to meet their obligations. The fair value of these risk management instruments reflects the estimated amounts that we would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains or losses on open contracts. We have available market quotes for substantially all of the financial instruments that we use.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The energy risk management products that we use include:

     o commodity futures and options contracts;

     o fixed-price swaps; and

     o basis swaps.

     Pursuant to our management's approved policy, we are to engage in these activities only as a hedging mechanism against price volatility associated with:

     o pre-existing or anticipated physical natural gas, natural gas liquids, crude oil and carbon dioxide sales;

     o gas purchases; and

     o system use and storage.

     Our risk management activities are only used in order to protect our profit margins and we are prohibited from engaging in speculative trading. Commodity-related activities of our risk management group are monitored by KMI's Risk Management Committee, which is charged with the review and enforcement of our management's risk management policy. Gains and losses on hedging positions are deferred and recognized as natural gas purchases expense in the periods in which the underlying physical transactions occur.

     Purchases or sales of commodity contracts require a dollar amount to be placed in margin accounts. In addition, we are required to post margins with certain over-the-counter swap partners. These margin requirements are determined based upon credit limits and mark-to-market positions. At December 31, 2000, we had $7.0 million in margin deposits associated with commodity contract positions and $0.0 million in margin deposits associated with over-the-counter swap partners.

     The differences between the current market value and the original physical contracts value associated with hedging activities are reflected, depending on maturity, as deferred charges or credits and other current assets or liabilities in the accompanying consolidated balance sheet at December 31, 2000. These deferrals are offset by the corresponding value of the underlying physical transactions. In the event energy financial instruments are terminated prior to the period of physical delivery of the items being hedged, the gains and losses on the energy financial instruments at the time of termination remain deferred until the period of physical delivery.

     Given our portfolio of businesses as of December 31, 2000, our principal uses of derivative financial instruments will be to mitigate the risk associated with market movements in the price of energy commodities. Our short natural gas derivatives position primarily represents our hedging of anticipated future natural gas sales. Our short crude oil derivatives position represents our crude oil derivative sales made to hedge anticipated oil sales. In addition, crude oil contracts have been sold to hedge anticipated carbon dioxide sales that have pricing tied to crude oil prices. Finally, our short natural gas liquids derivatives position reflects the hedging of our forecasted natural gas liquids sales.

     The short and long positions shown in the table that follows are principally associated with the activities described above. Current deferred net gains (losses) are reported as Deferred Revenues in the current liability section on the accompanying consolidated balance sheet at December 31, 2000. Long-term deferred net gains (losses) are included with Other Long-Term Liabilities and Deferred Credits on the accompanying consolidated balance sheet at December 31, 2000. In 2001, these amounts will be included with other comprehensive income as discussed below.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     As of December 31, 2000, our commodity contracts and over-the-counter swaps and options (in thousands) consisted of the following:

                                                    Commodity   Over the Counter
                                                    Contracts  Swaps and Options       Total
                                                    ---------------------------------------==-----
Deferred Net (Loss) Gain                            $  6,977      $  (36,229)       $  (29,252)
Contract Amounts-Gross                              $816,216      $1,537,671        $2,353,887
Contract Amounts-Net                                $(58,679)     $ (156,966)       $ (215,645)
Credit Exposure of Loss                             $     --      $   23,570        $   23,570

Natural Gas
Notional Volumetric Positions: Long                    5,206          11,837
Notional Volumetric Positions: Short                  (5,475)        (14,298)
Net Notional Totals to Occur in 2001                     186          (2,014)
Net Notional Totals to Occur in 2002 and Beyond         (455)           (447)

Crude Oil
Notional Volumetric Positions: Long                       34             102
Notional Volumetric Positions: Short                  (1,585)         (5,108)
Net Notional Totals to Occur in 2001                  (1,107)         (2,147)
Net Notional Totals to Occur in 2002 and Beyond         (444)         (2,589)

Natural Gas Liquids
Notional Volumetric Positions: Long                       --             120
Notional Volumetric Positions: Short                      --            (951)
Net Notional Totals to Occur in 2001                      --            (510)
Net Notional Totals to Occur in 2002 and Beyond           --            (321)


     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". The statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. If the derivatives meet these criteria, the statement allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally designate a derivative as a hedge and document and assess the effectiveness of derivatives associated with transactions that receive hedge accounting.

     SFAS No. 133, after amendment by SFAS No. 137 and SFAS No. 138, is effective for all quarters of all fiscal years beginning after June 15, 2000. The statement cannot be applied retroactively. As discussed above, our principal use of derivative financial instruments is to mitigate the market price risk associated with anticipated transactions for the purchase and sale of natural gas, natural gas liquids, crude oil and carbon dioxide. The statement allows these transactions to continue to be treated as hedges for accounting purposes, although the changes in the market value of these instruments will affect comprehensive income in the period in which they occur and any ineffectiveness in the risk mitigation performance of the hedge will affect net income currently. The change in the market value of these instruments representing effective hedge operation will continue to affect net income in the period in which the associated physical transactions are consummated. Adoption of the statement will result in the deferred net loss shown in the preceding table being reported as part of other comprehensive income, as well as subsequent changes in the market value of these derivatives.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.  REPORTABLE SEGMENTS

     We compete in four reportable business segments (see note 1):

     o Product Pipelines;

     o Natural Gas Pipelines;

     o CO2 Pipelines; and

     o Bulk Terminals.

     Each segment uses the same accounting policies as those described in the summary of significant accounting policies (see note 2). We evaluate performance based on each segments' earnings, which excludes general and administrative expenses, third-party debt costs, interest income and expense and minority interest. Our reportable segments are strategic business units that offer different products and services. Each segment is managed separately because each segment involves different products and marketing strategies.

     Financial information by segment follows (in thousands):

                             2000                     1999                     1998
                          ------------             ------------            -------------
Revenues
   Product Pipelines    $     421,423            $     314,113           $      258,722
   Natural Gas Pipelines      173,036                        -                        -
   CO2 Pipelines               89,214                       23                      979
   Bulk Terminals             132,769                  114,613                   62,916
                          ------------             ------------            -------------
   Total Segments       $     816,442            $     428,749           $      322,617
                          ============             ============            =============

Operating Income
   Product Pipelines    $     193,531            $     186,086           $      159,227
   Natural Gas Pipelines       97,198                        -                     (103)
   CO2 Pipelines               47,901                       18                      957
   Bulk Terminals              36,996                   36,917                   20,572
                          ------------             ------------            -------------
   Total Segments       $     375,626            $     223,021           $      180,653
                          ============             ============            =============

Earnings from equity investments, net of amortization of excess costs
   Product Pipelines    $      29,105            $      21,395           $        5,854
   Natural Gas Pipelines       14,975                    2,759                    4,577
   CO2 Pipelines               19,328                   14,487                   14,500
   Bulk Terminals                   -                       23                       37
                          ------------             ------------            -------------
   Total Segments       $      63,408            $      38,664           $       24,968
                          ============             ============            =============

Interest revenue
   Product Pipelines    $           -            $           -           $           22
   Natural Gas Pipelines            -                        -                        -
   CO2 Pipelines                    -                        -                        -
   Bulk Terminals                   -                        -                        -
                          ------------             ------------            -------------
   Total Segments       $           -            $           -           $           22
                          ============             ============            =============

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   2000                     1999                     1998
                               ------------             ------------            -------------
Interest (expense)
   Product Pipelines          $           -            $           -           $            -
   Natural Gas Pipelines                  -                        -                     (338)
   CO2 Pipelines                          -                        -                        -
   Bulk Terminals                         -                        -                        -
                                ------------             ------------            -------------
   Total Segments             $           -            $           -           $         (338)
                                ============             ============            =============

Other, net
   Product Pipelines          $      10,492            $      10,008           $       (6,492)
   Natural Gas Pipelines                744                   14,099                       (6)
   CO2 Pipelines                        741                      710                        -
   Bulk Terminals                     2,607                     (669)                    (765)
                                ------------             ------------            -------------
   Total Segments             $      14,584            $      24,148           $       (7,263)
                                ============             ============            =============

                                   2000                     1999                     1998
                                ------------             ------------            -------------
Income tax benefit (expense)
   Product Pipelines          $     (11,960)           $      (8,493)          $       (1,698)
   Natural Gas Pipelines                  -                      (45)                     726
   CO2 Pipelines                          -                        -                        -
   Bulk Terminals                    (1,974)                  (1,288)                    (600)
                               ------------             ------------            -------------
   Total Segments             $     (13,934)           $      (9,826)          $       (1,572)
                               ============             ============            =============

Segment earnings
   Product Pipelines          $     221,168            $     208,996           $      156,913
   Natural Gas Pipelines            112,917                   16,813                    4,856
   CO2 Pipelines                     67,970                   15,215                   15,457
   Bulk Terminals                    37,629                   34,983                   19,244
                               ------------             ------------            -------------
   Total Segments (1)         $     439,684            $     276,007           $      196,470
                               ============             ============            =============

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        2000                     1999                    1998
                                    ------------             ------------            -------------
Assets at December 31
   Product Pipelines                $  2,230,287             $  2,015,995            $   1,817,126
   Natural Gas Pipelines               1,544,489                  879,076                   27,518
   CO2 Pipelines                         417,278                   86,684                   86,760
   Bulk Terminals                        357,689                  203,601                  186,298
                                    ------------             ------------            -------------
   Total Segments (2)               $  4,549,743             $  3,185,356            $   2,117,702
                                    ============             ============            =============

Depreciation and amortization
   Product Pipelines                $     41,659             $     38,928            $      32,687
   Natural Gas Pipelines                  20,780                        -                        -
   CO2 Pipelines                          10,559                        -                        -
   Bulk Terminals                          9,632                    7,541                    3,870
                                    ------------             ------------            -------------
   Total Segments                   $     82,630             $     46,469            $      36,557
                                    ============             ============            =============

Equity Investments at December 31
   Product Pipelines                $    231,651             $    243,668            $     124,283
   Natural Gas Pipelines                 141,613                   88,249                   27,568
   CO2 Pipelines                           9,559                   86,675                   86,688
   Bulk Terminals                             59                       59                       69
                                    ------------             ------------            -------------
   Total Segments                   $    382,882             $    418,651            $     238,608
                                    ============             ============            =============

Capital expenditures
   Product Pipelines                $     69,243             $     68,674            $      28,393
   Natural Gas Pipelines                  14,496                        -                        -
   CO2 Pipelines                          16,115                        -                       69
   Bulk Terminals                         25,669                   14,051                    9,945
                                    ------------             ------------            -------------
   Total Segments                   $    125,523             $     82,725            $      38,407
                                    ============             ============            =============


(1)  The following reconciles segment earnings to net income.

                                        2000                     1999                     1998
                                    ------------             ------------            -------------
Segment earnings                    $    439,684             $    276,007            $     196,470
Interest and corporate
   administrative expenses (a)          (161,336)                 (93,705)                 (92,864)
                                    ------------             ------------            -------------
Net Income                          $    278,348             $    182,302            $     103,606
                                    ============             ============            =============

(a) Includes interest and debt expense, general and administrative expenses, minority interest expense, extraordinary charges and other insignificant items.


(2)  The following reconciles segment assets to consolidated assets.

                                        2000                     1999                     1998
                                    ------------             ------------            -------------
Segment assets                      $  4,549,743             $  3,185,356            $   2,117,702
Corporate assets (a)                      75,467                   43,382                   34,570
                                    ------------             ------------            -------------
Total assets                        $  4,625,210             $  3,228,738            $   2,152,272
                                    ============             ============            =============

(a)  Includes cash, cash equivalents and certain unallocable deferred charges.


     Our total operating revenues are derived from a wide customer base. During each of the years ended December 31, 2000 and December 31, 1999, no revenues from transactions with a single external customer amounted to 10% or more of our consolidated revenues. In 1998, revenues from one customer of our Products Pipelines and Bulk Terminals segments represented approximately $42.5 million (13.2%) of our consolidated revenues. Additionally, in 1998, three other customers of our Product Pipelines segment accounted for more than 10% of our consolidated revenues. Revenues from these customers were approximately $39.7 million (12.3%), $35.29 million (11.0%) and $35.28 million (10.9%), respectively, of consolidated revenues. Our management believes that we are exposed to minimal credit risk, and we generally do not require collateral for our receivables.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.  LITIGATION AND OTHER CONTINGENCIES

     The tariffs charged for interstate common carrier pipeline transportation for our pipelines are subject to rate regulation by the Federal Energy Regulatory Commission ("FERC") under the Interstate Commerce Act. The Interstate Commerce Act requires, among other things, that petroleum products pipeline rates be just and reasonable and non-discriminatory. Pursuant to FERC Order No. 561, effective January 1, 1995, petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index. FERC Order No. 561-A, affirming and clarifying Order No. 561, expands the circumstances under which petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995. For each of the years ended December 31, 2000, 1999 and 1998, the application of the indexing methodology did not significantly affect our tariff rates.

     FEDERAL ENERGY REGULATORY COMMISSION PROCEEDINGS

     SFPP, L.P.

     SFPP, L.P. is the partnership that owns our Pacific operations. Tariffs charged by SFPP are subject to certain proceedings involving shippers' protests regarding the interstate rates, as well as practices and the jurisdictional nature of certain facilities and services, on our Pacific operations' pipeline systems. In September 1992, El Paso Refinery, L.P. filed a protest/complaint with the FERC:

     o challenging SFPP's East Line rates from El Paso, Texas to Tucson and Phoenix, Arizona;

     o challenging SFPP's proration policy; and

     o seeking to block the reversal of the direction of flow of SFPP's six-inch pipeline between Phoenix and Tucson.

     At various dates following El Paso Refinery's September 1992 filing, other shippers on SFPP's South System filed separate complaints, and/or motions to intervene in the FERC proceeding, challenging SFPP's rates on its East and West Lines. These shippers include:

     o Chevron U.S.A. Products Company;

     o Navajo Refining Company;

     o ARCO Products Company;

     o Texaco Refining and Marketing Inc.;

     o Refinery Holding Company, L.P. (a partnership formed by El Paso Refinery's long-term secured creditors that purchased its refinery in May
       1993);

     o Mobil Oil Corporation; and

     o Tosco Corporation.

     Certain of these parties also claimed that a gathering enhancement charge at SFPP's Watson origin pump station in Carson, California was charged in violation of the Interstate Commerce Act. In subsequent procedural rulings, the FERC consolidated these challenges (Docket Nos. OR92-8-000, et al.) and ruled that they must proceed as a complaint proceeding, with the burden of proof being placed on the complaining parties. These parties must show that SFPP's rates and practices at issue violate the requirements of the Interstate Commerce Act.

     Hearings in the FERC proceeding were held in 1996 and an initial decision by the FERC administrative law judge was issued on September 25, 1997. The initial decision upheld SFPP's position that "changed circumstances" were not shown to exist on the West Line, thereby retaining the just and reasonable status of all West Line rates that were "grandfathered" under the Energy Policy Act of 1992. Accordingly, the administrative law judge ruled that these rates are not subject to challenge, either for the past or prospectively, in that proceeding. The administrative law judge's decision specifically excepted from that ruling SFPP's Tariff No. 18 for movement of jet fuel from Los Angeles to Tucson, which was initiated subsequent to the enactment of the Energy Policy Act.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The initial decision also included rulings that were generally adverse to SFPP on such cost of service issues as:

     o the capital structure to be used in computing SFPP's 1985 starting rate base under FERC Opinion 154-B;

     o the level of income tax allowance; and

     o the recoverability of civil and regulatory litigation expense and certain pipeline reconditioning costs.

     The administrative law judge also ruled that the gathering enhancement service at SFPP's Watson origin pump station was subject to FERC jurisdiction and ordered that a tariff for that service and supporting cost of service documentation be filed no later than 60 days after a final FERC order on this matter.

     On January 13, 1999, the FERC issued its Opinion No. 435, which affirmed in part and modified in part the initial decision. In Opinion No. 435, the FERC ruled that all but one of the West Line rates are "grandfathered" as just and reasonable and that "changed circumstances" had not been shown to satisfy the complainants' threshold burden necessary to challenge those rates. The FERC further held that the one "non-grandfathered" West Line tariff did not require rate reduction. Accordingly, the FERC dismissed all complaints against the West Line rates without any requirement that SFPP reduce, or pay any reparations for, any West Line rate.

     With respect to the East Line rates, Opinion No. 435 reversed in part and affirmed in part the initial decision's ruling regarding the methodology for calculating the rate base for the East Line. Opinion No. 435 modified the initial decision concerning the date on which the starting rate base should be calculated and the accumulated deferred income tax and allowable cost of equity used to calculate the rate base. In addition, Opinion No. 435 ruled that SFPP would not owe reparations to any complainant for any period prior to the date on which that complainant's complaint was filed, thus reducing by two years the potential reparations period claimed by most complainants. On January 19, 1999, ARCO filed a petition with the United States Court of Appeals for the District of Columbia Circuit for review of Opinion No. 435. SFPP and a number of the complainants each sought rehearing by FERC of elements of Opinion No. 435. In compliance with Opinion No. 435, on March 15, 1999, SFPP submitted a compliance filing implementing the rulings made by FERC, establishing the level of rates to be charged by SFPP in the future, and setting forth the amount of reparations owed by SFPP to the complainants under the order. The complainants contested SFPP's compliance filing.

     SFPP and certain complainants sought rehearing of Opinion No. 435 by the FERC, asking that a number of rulings be modified. On May 17, 2000, the FERC issued its Opinion No. 435-A, which ruled on the requests for rehearing and modified Opinion No. 435 in certain respects. It denied requests to reverse its prior rulings that SFPP's West Line rates and Watson Station gathering enhancement facilities charge are entitled to be treated as just and reasonable "grandfathered" rates under the Energy Policy Act. It suggested, however, that if SFPP had fully recovered the capital costs of the Watson Station facilities, that might form the basis of an amended "changed circumstances" complaint.

     Opinion No. 435-A granted a request by Chevron and Navajo to require that SFPP's December 1988 partnership capital structure be used to compute the starting rate base from December 1983 forward, as well as a request by SFPP to vacate a ruling that would have required the elimination of approximately $125 million from the rate base used to determine capital structure. It also granted two clarifications sought by Navajo, to the effect that SFPP's return on its starting rate base should be based on SFPP's capital structure in each given year (rather than a single capital structure from the outset) and that the return on deferred equity should also vary with the capital structure for each year.

     Opinion No. 435-A denied the request of Chevron and Navajo that no income tax allowance be recognized for the limited partnership interests held by SFPP's corporate parent, as well as SFPP's request that the tax allowance should include interests owned by certain non-corporate entities. However, it granted Navajo's request to make the computation of interest expense for tax allowance purposes the same as the computation for debt return.

     Opinion No. 435-A reaffirmed that SFPP may recover certain litigation costs incurred in defense of its rates (amortized over five years), but reversed a ruling that those expenses may include the costs of certain civil litigation between SFPP and Navajo and El Paso. It also reversed a prior decision that litigation costs should be allocated between the East and West Lines based on throughput, and instead adopted SFPP's position that such expenses should be split equally between the two systems.

     As to reparations, Opinion No. 435-A held that no reparations would be awarded to West Line shippers and that only Navajo was eligible to recover reparations on the East Line. It reaffirmed that a 1989 settlement with SFPP barred Navajo from obtaining reparations prior to November 23, 1993, but allowed Navajo reparations for a one-month period prior to the filing of its December 23, 1993 complaint. Opinion No. 435-A also confirmed that FERC's indexing

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


methodology should be used in determining rates for reparations purposes and made certain clarifications sought by Navajo.

     Opinion No. 435-A denied Chevron's request for modification of SFPP's prorationing policy. This policy requires customers to demonstrate a need for additional capacity if a shortage of available pipeline space exits.

     Finally, Opinion No. 435-A directed SFPP to revise its initial compliance filings to reflect the modified rulings. It eliminated the refund obligation for the compliance tariff containing the Watson Station gathering enhancement charge, but required SFPP to pay refunds to the extent that the compliance tariff East Line rates are higher than the rates produced under Opinion No. 435-A.

     In June 2000, several parties filed requests for rehearing of certain rulings made in Opinion No. 435-A. Chevron and RHC both sought reconsideration of the FERC's ruling that only Navajo is entitled to reparations for East Line shipments. SFPP sought rehearing of the FERC's:

     o decision to require use of the December 1988 partnership capital structure for the period 1994-98 in computing the starting rate base;

     o elimination of civil litigation costs;

     o refusal to allow any recovery of civil litigation settlement payments;
       and

     o failure to provide any allowance for regulatory expenses in prospective rates.

     ARCO, Chevron, Navajo, RHC, Texaco and SFPP sought judicial review of Opinion No. 435-A in the United States Court of Appeals for the District of Columbia Circuit. The FERC moved to:

     o consolidate those petitions with prior ARCO and RHC petitions to review Opinion No. 435;

     o dismiss the Chevron, RHC and SFPP petitions; and

     o hold the other petitions in abeyance pending ruling on the requests for rehearing of Opinion No. 435-A.

     On July 17, 2000, SFPP submitted a compliance filing implementing the rulings made in Opinion No. 435-A, together with a calculation of reparations due to Navajo and refunds due to other East Line shippers. SFPP also filed a tariff containing East Line rates based on those rulings. On August 16, 2000, the FERC directed SFPP to supplement its compliance filing by providing certain underlying workpapers and information; SFPP responded to that order on August 31, 2000.

     On September 19, 2000, the Court of Appeals dismissed Chevron's petition for lack of prosecution, and the court in an order issued January 19, 2001 denied a November 2, 2000 motion by Chevron for reconsideration of that dismissal. On October 20, 2000, the court dismissed the petitions for review filed by SFPP and RHC as premature in light of their pending requests for FERC rehearing, consolidated the ARCO, Navajo and Texaco petitions for review with the petitions for review of Opinion No. 435, and ordered that proceedings be held in abeyance until after FERC action on the rehearing requests.

     In December 1995, Texaco filed an additional FERC complaint, which involves the question of whether a tariff filing was required for movements on SFPP's Sepulveda Lines, which are upstream of its Watson, California station origin point, and, if so, whether those rates may be set in that proceeding and what those rates should be. Several other West Line shippers have filed similar complaints and/or motions to intervene in this proceeding, all of which have been consolidated into Docket Nos. OR96-2-000, et al. Hearings before an administrative law judge were held in December 1996 and the parties completed the filing of final post-hearing briefs in January 1997.

     On March 28, 1997, the administrative law judge issued an initial decision holding that the movements on the Sepulveda Lines are not subject to FERC jurisdiction. On August 5, 1997, the FERC reversed that decision and found the Sepulveda Lines to be subject to the jurisdiction of the FERC. The FERC ordered SFPP to make a tariff filing within 60 days to establish an initial rate for these facilities. The FERC reserved decision on reparations until it ruled on the newly-filed rates. On October 6, 1997, SFPP filed a tariff establishing the initial interstate rate for movements on the Sepulveda Lines from Sepulveda Junction to Watson Station at the preexisting rate of five cents per barrel, along with supporting cost of service documentation. Subsequently, several shippers filed protests and motions to intervene at the FERC challenging that rate. On December 24, 1997, FERC denied SFPP's request for rehearing of the August 5, 1997 decision. On December 31, 1997, SFPP filed an application for market power determination, which, if granted, will

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


enable it to charge market-based rates for this service. Several parties protested SFPP's application. On September 30, 1998, the FERC issued an order finding that, based on SFPP's application, SFPP lacks market power in the Watson Station destination market served by the Sepulveda Lines. The FERC found that SFPP appeared to lack market power in the origin market served by the Sepulveda Lines as well, but established a hearing to permit the protesting parties to substantiate allegations that SFPP possesses market power in the origin market. Hearings before a FERC administrative law judge on this limited issue were held in February 2000.

     On December 21, 2000, the FERC administrative law judge issued his initial decision finding that SFPP possesses market power over the Sepulveda Lines origin market. Upon the filing by SFPP and other parties of briefs opposing and supporting the initial decision with the FERC, the ultimate disposition of SFPP's market rate application will be before the FERC.

     Since the issuance of the initial decision in the Sepulveda case, the FERC judge has indicated an intention to proceed to consideration of the justness and reasonableness of the existing rate for service on the Sepulveda Lines. SFPP has sought clarification from FERC on the proper disposition of that issue in light of the pendency of its market rate application and prior deferral of consideration of SFPP's tariff filing. Further proceedings on this matter have been suspended pending resolution of SFPP's motion for clarification to the FERC.

     On October 22, 1997, ARCO, Mobil and Texaco filed another complaint at the FERC (Docket No. OR98-1-000) challenging the justness and reasonableness of all of SFPP's interstate rates. The complaint again challenges SFPP's East and West Line rates and raises many of the same issues, including a renewed challenge to the grandfathered status of West Line rates, that have been at issue in Docket Nos. OR92-8-000, et al. The complaint includes an assertion that the acquisition of SFPP and the cost savings anticipated to result from the acquisition constitute "substantially changed circumstances" that provide a basis for terminating the "grandfathered" status of SFPP's otherwise protected rates. The complaint also seeks to establish that SFPP's grandfathered interstate rates from the San Francisco Bay area to Reno, Nevada and from Portland to Eugene, Oregon are also subject to "substantially changed circumstances" and, therefore, are subject to challenge. In November 1997, Ultramar Diamond Shamrock Corporation filed a similar complaint at the FERC (Docket No. OR98-2-000, et al.). The shippers are seeking both reparations and prospective rate reductions for movements on all of the lines.

     SFPP filed answers to both complaints, and on January 20, 1998, the FERC issued an order accepting the complaints and consolidating both complaints into one proceeding, but holding them in abeyance pending a FERC decision on review of the initial decision in Docket Nos. OR92-8-000, et al. In July 1998, some complainants amended their complaints to incorporate updated financial and operational data on SFPP. SFPP answered the amended complaints. In a companion order to Opinion No. 435, the FERC directed the complainants to amend their complaints, as may be appropriate, consistent with the terms and conditions of its orders, including Opinion No. 435. On January 10 and 11, 2000, the complainants again amended their complaints to incorporate further updated financial and operational data on SFPP. SFPP filed an answer to these amended complaints on February 15, 2000. On May 17, 2000, the FERC issued an order finding that the various complaining parties had alleged sufficient grounds for their complaints against SFPP's interstate rates to go forward to a hearing. At such hearing, the administrative law judge will assess whether any of the challenged rates that are grandfathered under the Energy Policy Act will continue to have such status and, if the grandfathered status of any rate is not upheld, whether the existing rate is just and reasonable.

     Discovery in this new proceeding is currently being conducted, with a hearing scheduled for August 2001 and an initial decision by the administrative law judge due in January 2002.

     In August 2000, Navajo and RHC filed new complaints against SFPP's East Line rates and Ultramar filed an additional complaint updating its pre-existing challenges to SFPP's interstate pipeline rates. SFPP answered the complaints, and on September 22, 2000, the FERC issued an order accepting these new complaints and consolidating them with the ongoing proceeding in Docket No. OR96-2-000, et al.

     Applicable rules and regulations in this field are vague, relevant factual issues are complex and there is little precedent available regarding the factors to be considered or the method of analysis to be employed in making a determination of "substantially changed circumstances," which is the showing necessary to make "grandfathered" rates subject to challenge. The complainants have alleged a variety of grounds for finding "substantially changed circumstances," including the acquisition of SFPP and cost savings achieved subsequent to the acquisition. Given the newness of the grandfathering standard under the Energy Policy Act and limited precedent, we cannot predict how these

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


allegations will be viewed by the FERC.

     If "substantially changed circumstances" are found, SFPP rates previously "grandfathered" under the Energy Policy Act may lose their "grandfathered" status. If these rates are found to be unjust and unreasonable, shippers may be entitled to a prospective rate reduction together with reparations for periods from the date of the complaint to the date of the implementation of the new rates.

     We are not able to predict with certainty the final outcome of the FERC proceedings, should they be carried through to their conclusion, or whether we can reach a settlement with some or all of the complainants. Although it is possible that current or future proceedings could be resolved in a manner adverse to us, we believe that the resolution of such matters will not have a material adverse effect on our business, financial position or results of operations.

     KMIGT

     On January 23, 1998, KMIGT filed a general rate case with the FERC requesting a $30.2 million increase in annual revenues. As a result of the FERC's action, KMIGT was allowed to place its rates into effect on August 1, 1998, subject to refund. On November 3, 1999, KMIGT filed a comprehensive Stipulation and Agreement to resolve all issues in this proceeding. The FERC approved the Stipulation and Agreement on December 22, 1999. The settlement rates have been placed in effect, and KMIGT paid refunds of $34.7 million during 2000. The refunds did not exceed amounts previously accrued.

     Trailblazer

     On July 1, 1997, Trailblazer filed a rate case with the FERC (Docket No. RP97-408) which reflected a proposed annual revenue increase of $3.3 million. The timing of the rate case filing was in accordance with the requirements of Trailblazer's previous rate case settlement in Docket No. RP93-55. The FERC issued an order on July 31, 1997, which suspended the rates to be effective January 1, 1998. Major issues in the rate case included:

     o throughput levels used in the design of rates;

     o levels of depreciation rates;

     o return on investment; and

     o the cost of service treatment of the Columbia settlement revenues.

     Trailblazer filed a proposed settlement agreement with the administrative law judge on May 8, 1998. The presiding administrative law judge certified the settlement to the FERC in an order dated June 25, 1998. The FERC issued an order on October 19, 1998 remanding the settlement, which was contested by two parties, to the presiding administrative law judge for further action. A revised settlement was filed on November 20, 1998. The presiding administrative law judge certified the revised settlement to the FERC on January 25, 1999.

     The FERC issued orders on April 28, 1999 and August 3, 1999, approving the revised settlement as to all parties except the two parties who contested the settlement. As to the two contesting parties, the FERC established hearing procedures. On March 3, 2000, Trailblazer and the two parties filed a joint motion indicating that a settlement in principle had been reached. On March 6, 2000, the presiding administrative law judge issued an order suspending the procedural schedule and hearing pending the filing of the appropriate documents necessary to terminate the proceeding. On March 16, 2000, the two contesting parties filed a motion to withdraw their requests for rehearing of the FERC orders approving the settlement and concurrently those parties and Trailblazer jointly moved to terminate the proceeding. On March 30, 2000, the administrative law judge issued an order granting motion to terminate further proceedings, followed by an initial decision on April 7, 2000, terminating the proceedings. On May 18, 2000, the FERC issued a notice of the finality of the initial decision. Refunds related to the rate case were made in April 28, 2000 and totaled approximately $17.8 million. Adequate reserves had previously been established.

     CALIFORNIA PUBLIC UTILITIES COMMISSION PROCEEDING

     ARCO, Mobil and Texaco filed a complaint against SFPP with the California Public Utilities Commission on April 7, 1997. The complaint challenges rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the State of California and requests prospective rate adjustments. On October 1, 1997, the

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


complainants filed testimony seeking prospective rate reductions aggregating approximately $15 million per year.

     On August 6, 1998, the CPUC issued its decision dismissing the complainants' challenge to SFPP's intrastate rates. On June 24, 1999, the CPUC granted limited rehearing of its August 1998 decision for the purpose of addressing the proper ratemaking treatment for partnership tax expenses, the calculation of environmental costs and the public utility status of SFPP's Sepulveda Line and its Watson Station gathering enhancement facilities. In pursuing these rehearing issues, complainants seek prospective rate reductions aggregating approximately $10 million per year.

     On March 16, 2000, SFPP filed an application with the CPUC seeking authority to justify its rates for intrastate transportation of refined petroleum products on competitive, market-based conditions rather than on traditional, cost-of-service analysis.

     On April 10, 2000, ARCO and Mobil filed a new complaint with the CPUC asserting that SFPP's California intrastate rates are not just and reasonable based on a 1998 test year and requesting the CPUC to reduce SFPP's rates prospectively. The amount of the reduction in SFPP rates sought by the complainants is not discernible from the complaint.

     Procedurally, the rehearing complaint will be heard first, followed by consideration of the April 2000 complaint and SFPP's market-based application, which have been consolidated for hearing by the CPUC. The rehearing complaint was the subject of evidentiary hearings in October 2000, and a decision is expected within two to six months. The April 2000 complaint and SFPP's market-based application will be the subject of evidentiary hearings in February 2001, with a decision expected within six months of the hearings.

     We believe that the resolution of such matters will not have a material adverse effect on our business, financial position or results of operations.

     SOUTHERN PACIFIC TRANSPORTATION COMPANY EASEMENTS

     SFPP and Southern Pacific Transportation Company are engaged in a judicial reference proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by SPTC should be adjusted pursuant to existing contractual arrangements (Southern Pacific Transportation Company vs. Santa Fe Pacific Corporation, SFP Properties, Inc., Santa Fe Pacific Pipelines, Inc., SFPP, L.P., et al., Superior Court of the State of California for the County of San Francisco, filed August 31, 1994). Although SFPP received a favorable ruling from the trial court in May 1997, in September 1999, the California Court of Appeals remanded the case back to the trial court for further proceeding. SFPP is accruing amounts for payment of the rental for the subject rights-of-way consistent with our expectations of the ultimate outcome of the proceeding.

     FERC ORDER 637

     On June 15, 2000, KMIGT made its filing to comply with the FERC's Orders 637 and 637-A. That filing contained KMIGT's compliance plan to implement the changes required by the FERC dealing with the way business is conducted on interstate pipelines. All interstate pipelines are required to make such compliance filings, according to a schedule established by the FERC. KMIGT's filing is currently pending FERC action, and any changes to its tariff provisions are not expected to take effect until after the entire Order 637 process is finished for all pipelines. Separately, numerous petitioners, including KMIGT, have filed appeals of Order No. 637 in the D.C. Circuit, potentially raising a wide array of issues.

     CARBON DIOXIDE LITIGATION

     Kinder Morgan CO2 Company, L.P., as the successor to Shell CO2 Company, Ltd. and directly and indirectly through its ownership interest in the Cortez Pipeline Company, along with other entities, is a defendant in several actions in which the plaintiffs allege that the defendants undervalued CO2 produced from the McElmo Dome field and overcharged for transportation costs, thereby allegedly underpaying royalties and severance tax payments. The plaintiffs are comprised of royalty, overriding royalty and small share working interest owners who claim that they were underpaid by the defendants. These cases are: CO2 Claims Coalition, LLC v. Shell Oil Co., et al., No. 96-Z-2451 (U.S.D.C. Colo.); Rutter & Wilbanks et al. v. Shell Oil Co., et al., No. 00-Z-1854 (U.S.D.C. Colo.); Watson v. Shell Oil Co., et al., No. 00-Z-1855 (U.S.D.C. Colo.); Ainsworth et al. v. Shell Oil Co., et al., No. 00-Z-1856 (U.S.D.C. Colo.); United States ex rel. Crowley v. Shell Oil Company, et al., No. 00-Z-1220 (U.S.D.C. Colo.); Ptasynski et al. v. Shell Western E&P Inc., et al., No. 3:97-CV-1208-R (U.S.D.C. Tex. N. Dist. Dallas Div.); Feerer et al. v. Amoco Production Co., et al., No. 99-2231 (U.S. Ct. App. 10th Cir.); Shell Western E&P Inc. v. Bailey, et al., No. 98-28630 (215th Dist. Ct. Harris County, Tex.); Shores, et al. v. Mobil Oil Corporation, et al., No. GC-99-01184 (Texas Probate Court, Denton County); and Celeste C. Grynberg v. Shell Oil Company, et al., No. 98-CV-43 (Colo. Dist. Ct. Montezuma County).

     Although no assurances can be given, we believe that we have meritorious defenses to these actions, that we have established an adequate reserve to cover potential liability, and that these matters will not have a material adverse effect on our financial position or results of operations.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     ENVIRONMENTAL MATTERS

     We are subject to environmental cleanup and enforcement actions from time to time. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act generally imposes joint and several liability for cleanup and enforcement costs on current or predecessor owners and operators of a site, without regard to fault or the legality of the original conduct. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

     We are currently involved in the following governmental proceedings related to compliance with environmental regulations:

     o one cleanup ordered by the United States Environmental Protection Agency related to ground water contamination in the vicinity of SFPP's storage facilities and truck loading terminal at Sparks, Nevada; and

     o several ground water hydrocarbon remediation efforts under administrative orders issued by the California Regional Water Quality Control Board and two other state agencies.

     In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide.

     Review of assets related to Kinder Morgan Interstate Gas Transmission LLC includes the environmental impacts from petroleum and used oil releases to the soil and groundwater at five sites. Further delineation and remediation of these impacts will be conducted. A reserve was established to address the closure of these issues.

     Although no assurance can be given, we believe that the ultimate resolution of all these environmental matters set forth in this note will not have a material adverse effect on our business, financial position or results of operations. We have recorded a reserve for environmental claims in the amount of $21.1 million at December 31, 2000.

     OTHER

     We are a defendant in various lawsuits arising from the day-to-day operations of our businesses. Although no assurance can be given, we believe, based on our experiences to date, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position or results of operations.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                 BASIC           DILUTED
                            OPERATING       OPERATING                         NET INCOME       NET INCOME
                             REVENUES        INCOME           NET INCOME       PER UNIT         PER UNIT
                                               (In thousands, except per unit amounts)
    ---------------------------------------------------------------------------------------------------------
2000
    First Quarter             $157,358        $63,061           $59,559           $0.63          $0.63
    Second Quarter             193,758         79,976            71,810            0.70           0.70
    Third Quarter              202,575         79,826            69,860            0.67           0.67
    Fourth Quarter             262,751         92,698            77,119            0.68           0.68

    ---------------------------------------------------------------------------------------------------------

1999
    First Quarter             $100,049        $47,645           $41,069           $0.57          $0.57
    Second Quarter             102,933         47,340            43,113            0.61           0.61
    Third Quarter (1)          104,388         48,830            52,553            0.77           0.77
    Fourth Quarter             121,379         43,592            45,567            0.62           0.62

    ---------------------------------------------------------------------------------------------------------

(1) 1999 third quarter includes an extraordinary charge of $2.6 million due to an early extinguishment of debt. Net income before extraordinary charge was $55.1 million and basic net income per unit before extraordinary charge was $0.82.

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the ______ day of March 2001.

                       KINDER MORGAN ENERGY PARTNERS, L.P.
                       (A Delaware Limited Partnership)
                       By: KINDER MORGAN G.P., INC.
                       as General Partner

                       By:
                          ---------------------------------
                           William V. Morgan,
                           Vice Chairman and President


      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

                NAME                                       TITLE                                         DATE
                ----                                       -----                                         ----
                                            Chairman of the Board and Chief Executive                March ___, 2001
--------------------------------------      Officer of Kinder Morgan G.P., Inc.
Richard D. Kinder

                                            Director, Vice Chairman and President of                 March ___, 2001
--------------------------------------      Kinder Morgan G.P., Inc.
William V. Morgan

                                            Director of Kinder Morgan G.P., Inc.                     March ___, 2001
--------------------------------------
Edward O. Gaylord

                                            Director of Kinder Morgan G.P., Inc.                     March ___, 2001
--------------------------------------
Gary L. Hultquist

                                            Director of Kinder Morgan G.P., Inc.                     March ___, 2001
--------------------------------------
Perry M. Waughtal

                                            Vice President, Treasurer and Chief Financial            March ___, 2001
--------------------------------------      Officer of Kinder Morgan G.P., Inc. (principal
C. Park Shaper                              financial officer and principal accounting officer)

                                                                    EXHIBIT 99.2

ITEM 6. SELECTED FINANCIAL DATA (UNAUDITED)

     The following table sets forth, for the periods and the dates indicated, selected historical financial and operating data for us.

                                                                      YEAR ENDED DECEMBER 31,
                                                      2000(7)        1999(8)      1998(9)        1997          1996
                                                     ----------    ----------    ----------    ---------     --------
                                                             (IN THOUSANDS, EXCEPT PER UNIT AND OPERATING DATA)
INCOME AND CASH FLOW DATA:
Revenues                                             $  816,442    $  428,749    $  322,617    $  73,932     $ 71,250
Cost of product sold                                    124,641        16,241         5,860        7,154        7,874
Operating expenses                                      190,329       111,275        77,162       17,982       22,347
Fuel and power                                           43,216        31,745        22,385        5,636        4,916
Depreciation and amortization                            82,630        46,469        36,557       10,067        9,908
General and administrative                               60,065        35,612        39,984        8,862        9,132
                                                     ----------    ----------    ----------    ---------     --------
Operating income                                        315,561       187,407       140,669       24,231       17,073
Earnings from equity investments                         71,603        42,918        25,732        5,724        5,675
Amortization of excess cost of equity investments        (8,195)       (4,254)         (764)          --           --
Interest (expense)                                      (97,102)      (54,336)      (40,856)     (12,605)     (12,634)
Interest income and other, net                           10,415        22,988        (5,992)        (353)       3,129
Income tax (provision) benefit                          (13,934)       (9,826)       (1,572)         740       (1,343)
                                                     ----------    ----------    ----------    ---------     --------
Net income before extraordinary charge                  278,348       184,897       117,217       17,737       11,900
Extraordinary charge                                         --        (2,595)      (13,611)          --           --
                                                     ----------    ----------    ----------    ---------     --------
Net income                                           $  278,348    $  182,302    $  103,606    $  17,737     $ 11,900
                                                     ==========    ==========    ==========    =========     ========
Basic Limited Partners' net income per unit
  before extraordinary charge(1)                     $     2.68    $     2.63    $     2.09    $    1.02     $   0.90
                                                     ==========    ==========    ==========    =========     ========
Basic Limited Partners' income per unit              $     2.68    $     2.57    $     1.75    $    1.02     $   0.90
                                                     ==========    ==========    ==========    =========     ========
Diluted Limited Partners' net income per unit(2)     $     2.67    $     2.57    $     1.75    $    1.02     $   0.90
                                                     ==========    ==========    ==========    =========     ========
Per unit cash distribution paid                      $     3.20    $     2.78    $     2.39    $    1.63     $   1.26
                                                     ==========    ==========    ==========    =========     ========
Additions to property, plant and equipment           $  125,523    $   82,725    $   38,407    $   6,884     $  8,575

BALANCE SHEET DATA (AT END OF PERIOD):
Net property, plant and equipment                    $3,306,305    $2,578,313    $1,763,386    $ 244,967     $235,994
Total assets                                         $4,625,210    $3,228,738    $2,152,272    $ 312,906     $303,603
Long-term debt                                       $1,255,453    $  989,101    $  611,571    $ 146,824     $160,211
Partners' capital                                    $2,117,067    $1,774,798    $1,360,663    $ 150,224     $118,344

OPERATING DATA:
Product Pipelines -
  Pacific - Mainline delivery volumes (MBbls)(3)        386,611       375,663       307,997           --           --
  Pacific - Other delivery volumes (MBbls)(3)            14,243        10,025        17,957           --           --
  Plantation - Delivery volumes (MBbls)                 226,795       214,900            --           --           --
  North System/Cypress - Delivery volumes (MBbls)        51,111        50,124        44,783       46,309       46,601
Natural Gas Pipelines -
  Transport volumes (Bcf)(4)                              449.2         424.3            --           --           --
CO2 Pipelines -
  Delivery volumes (Bcf)(5)                               386.5         379.3            --           --           --
Bulk Terminals -
  Transload tonnage (Mtons)(6)                           41,529        39,190        24,016        9,087        6,090


(1) Represents net income before extraordinary charge per unit adjusted for the two-for-one split of units on October 1, 1997. Basic Limited Partners' net income per unit before extraordinary charge was computed by dividing the interest of our unitholders in net income before extraordinary charge by the weighted average number of units outstanding during the period.

(2) Diluted Limited Partners' net income per unit reflects the potential dilution, by application of the treasury stock method, that could occur if options to issue units were exercised, which would result in the issuance of additional units that would then share in our net income.

(3)  We acquired our Pacific operations on March 6, 1998.

(4) KMIGT and Trailblazer assets were acquired on December 31, 1999. 1999 volumes were shown for comparative purposes only.

(5) Acquired remaining 80% interest in Kinder Morgan CO2 Company, L.P., effective April 1, 2000. YTD 2000 and 1999 volume information is adjusted to include properties acquired from Devon Energy effective June 1, 2000, and to correct volumes previously reported. YTD 2000 and 1999 volume information is shown for comparative purposes only.

(6) Represents the volumes of the Cora Terminal, excluding ship or pay volumes of 252 Mtons for 1996, the Grand Rivers Terminal from September 1997, Kinder Morgan Bulk Terminals from July 1, 1998 and the Pier IX and Shipyard Terminals from December 18, 1998.

(7) Includes results of operations for KMIGT, 66 2/3% interest in Trailblazer Pipeline Company, 49% interest in Red Cedar, Milwaukee Bulk Terminals, Dakota Bulk Terminal, remaining 80% interest in KMCO2, Devon Energy CO2 properties, Buckeye Refining Company, LLC, 32.5% interest in Cochin Pipeline System and Delta Terminal Services since dates of acquisition.

(8) Includes results of operations for 51% interest in Plantation Pipe Line Company, Product Pipelines' transmix operations and 33 1/3% interest in Trailblazer Pipeline Company since dates of acquisition.

(9) Includes results of operations for Pacific operations, Kinder Morgan Bulk Terminals and 24% interest in Plantation Pipe Line Company since dates of acquisition.

                                                                    EXHIBIT 99.3
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our "Selected Financial Data," and our financial statements and the related notes appearing elsewhere in this prospectus.

  RESULTS OF OPERATIONS

     Kinder Morgan Energy Partners, L.P.'s financial results over the past two years reflect significant growth in revenues, operating income and net income. During this timeframe, we have consistently made strategic business acquisitions and experienced ongoing strength in all of our pipeline and terminal operations. The combination of targeted business acquisitions, higher capital spending, favorable economic conditions and management's continuing focus on controlling general and operating expenses across our entire business portfolio led the way to strong growth in all four of our business segments. In 2000, we reported record levels of revenue, operating income, net income and earnings per unit.

     Our net income was $278.3 million ($2.67 per diluted unit) on revenues of $816.4 million in 2000, compared to net income of $182.3 million ($2.57 per diluted unit) on revenues of $428.7 million in 1999, and net income of $103.6 million ($1.75 per diluted unit) on revenues of $322.6 million in 1998. Included in our net income for 1999 and 1998 were extraordinary charges associated with debt refinancing transactions in the amount of $2.6 million in 1999 and $13.6 million in 1998. In addition, our 1999 net income included a benefit of $10.1 million related to the sale of our 25% interest in the Mont Belvieu fractionation facility, partially offset by special non-recurring charges. Our total consolidated operating income was $315.6 million in 2000, $187.4 million in 1999 and $140.7 million in 1998. Our total consolidated net income before extraordinary charges was $278.3 million in 2000, $184.9 million in 1999 and $117.2 million in 1998.

     Our increase in overall net income and revenues in 2000 compared to 1999 primarily resulted from the inclusion of the Natural Gas Pipelines segment, acquired from Kinder Morgan, Inc. on December 31, 1999, and our acquisition of the remaining 80% ownership interest in Kinder Morgan CO2 Company, L.P. (formerly Shell CO2 Company, Ltd.) effective April 1, 2000. Prior to that date, we owned a 20% equity interest in Kinder Morgan CO2 Company, L.P. and reported its results under the equity method of accounting. The results of Kinder Morgan CO2 Company, L.P. are included in our CO2 Pipelines segment. Our acquisition of substantially all of our Product Pipelines' transmix operations in September 1999, and Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc. in January 2000, also contributed to our overall increase in period-to-period revenues and net income.

     The inclusion of a full year of activity for our Pacific operations and Bulk Terminals segment was the largest contributing factor for the increase in total revenues and earnings in 1999 compared with 1998. We acquired our Pacific operations in March 1998, Kinder Morgan Bulk Terminals, Inc. in July 1998 and the Pier IX and Shipyard River terminals in December 1998.

  PRODUCT PIPELINES

     Our Product Pipelines' segment revenues increased 34%, from $314.1 million in 1999 to $421.4 million in 2000, and net income increased 6%, from $209.0 million in 1999 to $221.2 million in 2000. The year-to-year increase in revenues resulted primarily from the inclusion of a full year of our transmix operations, which were mainly acquired in September 1999, and additional transmix assets acquired in October 2000. Furthermore, higher throughput volumes on both our Pacific operations and North System pipelines contributed to the increase in segment revenues. On our Pacific operations, average tariff rates remained relatively flat between 2000 and 1999, with an almost 3% increase in mainline delivery volumes resulting in a 3% increase in revenues. On our North System, revenues grew 14% in 2000 compared to 1999. The increase was due to an almost 10% increase in throughput revenue volumes, primarily due to strong refinery demand in the Midwest, as well as a 5% increase in average tariff rates.

     In 1998, the Product Pipeline segment earned $156.9 million on revenues of $258.7 million. The increase in revenues in 1999 over 1998 relates to the inclusion in 1999 of a full year of results from our Pacific operations, acquired in March 1998, and the inclusion of almost four months of transmix operations, which were acquired in early September 1999. With a full twelve months of activity reported in 1999, total mainline throughput volumes on our Pacific operations pipelines increased 22% in 1999 compared to 1998. The higher 1999 segment revenues were partly offset by an almost 4% decrease in average tariff rates on our Pacific pipelines. The decrease in average tariff rates was mainly due to the reduction in transportation rates, effective April 1, 1999, on our Pacific operation's East Line.

     Combined operating expenses for the Product Pipeline segment, which include the segment's cost of sales, fuel, power and operating and maintenance expenses, were $172.5 million in 2000, $76.5 million in 1999 and $56.3 million in 1998. The increase in expenses in each year resulted mainly from the inclusion of our transmix operations and the higher delivery volumes on our Pacific operations pipelines. Depreciation and amortization expense was $41.7 million in 2000, $38.9 million in 1999 and $32.7 million in 1998, reflecting our acquisitions, continued investments in capital additions and pipeline expansions. Segment operating income was $193.5 million in 2000, $186.1 million in 1999 and $159.2 million in 1998. Earnings from our equity investments, net of amortization of excess costs, were $29.1 million in 2000, $21.4 million in 1999 and $5.9 million in 1998. The increases in our equity earnings each year were chiefly due to our investments in Plantation Pipe Line Company. We acquired a 24% ownership interest in September 1998 and an additional 27% ownership interest in June 1999. Additionally, the Product Pipeline segment benefited from favorable changes in non-operating income/expense in 1999 compared to 1998, primarily the result of lower 1999 expense accruals made for our FERC rate case reserve (as a result of the FERC's opinion relating to an outstanding rate case dispute), 1999 insurance recoveries and favorable adjustments to employee post-retirement benefit liabilities.

  NATURAL GAS PIPELINES

     Our Natural Gas Pipelines segment reported earnings of $112.9 million on revenues of $173.0 million in 2000. These results were produced from assets that we acquired from Kinder Morgan, Inc. on December 31, 1999. For comparative purposes, transported gas volumes on our natural gas assets increased almost 6% in 2000 compared with 1999 when these assets were owned by Kinder Morgan, Inc. The overall increase includes an almost 9% increase in volumes shipped on the Trailblazer Pipeline. Higher receipt-side pressure on the Trailblazer Pipeline during 2000 resulted in an increase in the available quantity of gas delivered to the Trailblazer Pipeline. Segment operating expenses totaled $51.2 million in 2000 and segment operating income was $97.2 million. Earnings for 2000 from the segment's 49% equity investment in Red Cedar Gathering Company, net of amortization of excess costs, were $15.0 million.

     Segment results for 1999 and 1998 primarily represent activity from our since divested partnership interest in the Mont Belvieu fractionation facility. Segment earnings of $16.8 million in 1999 includes $2.5 million in equity earnings from our interest in the fractionation facility and $14.1 million from our third quarter gain on the sale of that interest to Enterprise Products Partners, L.P. In 1998, the segment reported earnings of $4.9 million, including equity income of $4.6 million. This amount represents earnings from our interest in the Mont Belvieu facility for a full twelve-month period.

  CO2 PIPELINES

     Our CO2 Pipelines segment consists of Kinder Morgan CO2 Company, L.P.
After our acquisition of the remaining 80% interest in Kinder Morgan CO2 Company, L.P., on April 1, 2000, we no longer accounted for our investment on an equity basis. Our 2000 results also include the segment's acquisition of significant CO2 pipeline assets and oil-producing property interests on June 1, 2000. For the year 2000, the segment reported earnings of $68.0 million on revenues of $89.2 million. CO2 Pipelines reported operating expenses of $26.8 million and operating income of $47.9 million. Equity earnings from the segment's 50% interest in the Cortez Pipeline Company, net of amortization of excess costs, were $19.3 million.

     Segment results from 1999 and 1998 primarily represent equity earnings from our original 20% interest in Kinder Morgan CO2 Company, L.P. Segment earnings of $15.2 million in 1999 include $14.5 million in equity earnings from our interest in Kinder Morgan CO2 Company, L.P. In 1998, our CO2 Pipelines segment reported earnings of $15.5 million, including $14.5 million in equity earnings from our Kinder Morgan CO2 Company, L.P. investment. Under the terms of the prior Kinder Morgan CO2 Company, L.P. partnership agreement, we received a priority distribution of $14.5 million per year during 1998, 1999 and the first quarter of 2000. After our acquisition of the remaining 80% ownership interest, we amended this partnership agreement, among other things, to eliminate the priority distribution and other provisions rendered irrelevant by its sole ownership.

  BULK TERMINALS

     Our Bulk Terminals segment reported its highest amount of revenues, operating income and earnings in 2000. Following our acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, we continued to make selective acquisitions and increase capital spending in order to grow and expand our bulk terminal businesses. Our 2000 results include the operations of Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc., effective January 1, 2000, and Delta Terminal Services, Inc., acquired on December 4, 2000. The 1999 results include the full-year of operations for Kinder Morgan Bulk Terminals, Inc. and the Pier IX and Shipyard River terminals, acquired on December 18, 1998.

     The Bulk Terminals segment reported earnings of $37.6 million in 2000, $35.0 million in 1999 and $19.2 million in 1998. Segment revenues were $132.8 million in 2000, $114.6 million in 1999 and $62.9 million in 1998. In addition to our acquisitions, our Bulk Terminals segment's overall increases in year-to-year revenues were due to a 10% increase in revenues earned by the segment's Cora and Grand Rivers coal terminals in 1999 and 2000. The 16% increase in segment revenues in 2000 over 1999 reflects a 6% increase in transloaded coal volumes accompanied by a 4% increase in average coal transfer rates. The increase in 1999 was impacted by an 18% increase in transloaded coal volumes, partially offset by a 7% decrease in average transfer rates. The growth in the Bulk Terminals segment revenues over the two-year period was partially offset by lower revenue from coal marketing activities.

     Bulk Terminals combined operating expenses totaled $81.7 million in 2000 compared to $66.6 million in 1999 and $36.9 million in 1998. The increase in 2000 versus 1999 was the result of acquisitions made in 2000, higher operating expenses associated with the transfer of higher coal volumes and an increase in fuel costs. The increase in 1999 compared to 1998 was the result of including a full year of operations for Kinder Morgan Bulk Terminals, Inc., partially offset by higher 1998 cost of sales expenses related to purchase/sale marketing contracts. Depreciation and amortization expense was $9.6 million in 2000, $7.5 million in 1999 and $3.9 million in 1998. The increases in depreciation were primarily due to the addition of Kinder Morgan Bulk Terminals, Inc. and the Pier IX and Shipyard River terminal in 1998 and the Milwaukee and Dakota Bulk Terminals in 2000, as well as to higher property balances as a result of increased capital spending.

  OTHER

     Items not attributable to any segment include general and administrative expenses, interest income and expense and minority interest. General and administrative expenses totaled $60.1 million in 2000 compared with $35.6 million in 1999 and $40.0 million in 1998. The increase in our 2000 general and administrative expenses over the prior year was mainly due to our larger and more diverse operations. During 2000, we assimilated the operations of our Natural Gas Pipelines and CO2 Pipelines business segments. We continue to manage aggressively our infrastructure expense and to focus on its productivity and expense controls. Our total interest expense, net of interest income, was $93.3 million in 2000, $52.6 million in 1999 and $38.6 million in 1998. The increases were primarily due to debt we assumed as part of the acquisition of our Pacific operations as well as additional debt related to the financing of our 2000 and 1999 investments. Minority interest increased to $8.0 million in 2000 compared with $2.9 million in 1999 and $1.0 million in 1998. The $5.1 million increase in 2000 over 1999 primarily resulted from the inclusion of earnings attributable to the Trailblazer Pipeline Company. The $1.9 million increase in 1999 over 1998 resulted from higher earnings attributable to our Pacific operations as well as to our higher overall income.

  OUTLOOK

     We actively pursue a strategy to increase our operating income. We will use a three-pronged strategy to accomplish this goal.

     - Cost Reductions. We have substantially reduced the operating expenses of those operations that we owned at the time Kinder Morgan (Delaware), Inc. acquired our general partner in February 1997. In addition, we have made substantial reductions in the operating expenses of the businesses and assets that we acquired since February 1997. We intend to continue to seek further reductions where appropriate.

     - Internal Growth. We intend to expand the operations of our current facilities. We have taken a number of steps that management believes will increase revenues from existing operations, including the following:

      - completing the expansion of our San Diego Line in June 2000. The expansion project cost approximately $18 million and consisted of the construction of 23 miles of 16-inch diameter pipe and other appurtenant facilities. The new facilities will increase capacity on our San Diego Line by approximately 25%;

      - entering into an agreement to provide pipeline transportation services on the North System for Aux Sable Liquid Products, L.P. in the Chicago area beginning in first quarter 2001;

      - constructing a multi-million dollar cement import and distribution facility at the Shipyard River terminal, which was completed in the fourth quarter 2000, as part of a 30 year cement contract with Blue Circle Cement;

      - announcing an expansion project on the Trailblazer Pipeline in August 2000. The project will involve the installation of two new compressor stations and the addition of horsepower at an existing compressor station;

      - continuing a $13 million upgrade to the coal loading facilities at the Cora and Grand Rivers coal terminals. The two terminals handled an aggregate of 17.0 million tons of coal during 2000 compared with 16.0 million tons in 1999; and

      - increasing earnings and cash flow, as a result of our investments, acquisitions and operating performance.

STRATEGIC ACQUISITIONS.

     Since January 1, 2000, we have made the following acquisitions:

-    Milwaukee Bulk Terminals, Inc.                             January 1, 2000
-    Dakota Bulk Terminal, Inc.                                 January 1, 2000
-    Kinder Morgan CO2 Company, L.P. (80%)                      April 1, 2000
-    CO2 Assets                                                 June 1, 2000
-    Transmix Assets                                            October 25, 2000
-    Cochin Pipeline System                                     November 3, 2000
-    Delta Terminal Services, Inc.                              December 1, 2000
-    Kinder Morgan Texas Pipeline, L.P.                         December 21, 2000
-    Casper-Douglas Gas Gathering and Processing Assets         December 21, 2000
-    Coyote Gas Treating, LLC (50%)                             December 21, 2000
-    Thunder Creek Gas Services, LLC (25%)                      December 21, 2000
-    CO2 Investment to be contributed to joint venture
     with Marathon                                              December 28, 2000
-    Colton Transmix Processing Facility (50%)                  December 31, 2000

     We regularly seek opportunities to make additional strategic acquisitions, to expand existing businesses and to enter into related businesses. We periodically consider potential acquisition opportunities as such opportunities are identified. No assurance can be given that we will be able to consummate any such acquisition. Our management anticipates that we will finance acquisitions temporarily by borrowings under our bank credit facilities or by issuing commercial paper, and permanently by issuing new debt securities and/or units.

     On January 17, 2001, we announced a quarterly distribution of $0.95 per unit for the fourth quarter of 2000. The distribution for the fourth quarter of 1999 was $0.725 per unit.

  LIQUIDITY AND CAPITAL RESOURCES

     Our primary cash requirements, in addition to normal operating expenses, are debt service, sustaining capital expenditures, expansion capital expenditures and quarterly distributions to its common unitholders. In addition to utilizing cash generated from operations, we could meet our cash requirements through borrowings under our credit facilities or issuing short-term commercial paper, long-term notes or additional units. We expect to fund:

     - future cash distributions and sustaining capital expenditures with existing cash and cash flows from operating activities;

     - expansion capital expenditures through additional borrowings or issuance of additional units;

     - interest payments from cash flows from operating activities; and

     - debt principal payments with additional borrowings as they become due or by issuance of additional units.

  OPERATING ACTIVITIES

     Net cash provided by operating activities was $301.6 million in 2000 compared to $182.9 million in 1999. Increases in our period-to-period cash flows from operations resulted from:

     - a $93.4 million increase in net earnings;

     - a $36.2 million increase in non-cash depreciation and amortization charges;

     - a $28.4 million increase in cash inflows relative to net changes in working capital items;

     - a $14.0 million increase in cash inflows relative to other non-cash operating activities;

     - a $13.8 million increase in distributions from equity investments; and

     - a $10.1 million gain on the sale of our equity interest in the Mont Belvieu fractionation facility, net of special charges, in the third quarter of 1999.

     Higher earnings and higher non-cash depreciation charges in 2000 compared to 1999 were primarily due to the business acquisitions and capital investments we made during 2000. Higher cash inflows from working capital items were mainly due to favorable changes in our accounts receivable-trade balances, particularly from our Pacific operations and our newly acquired CO2 businesses, and from higher collections on our Pacific operations' insurance receivables. The $14.0 million increase in other non-cash operating activities was primarily due to favorable changes in accrued gas transportation imbalances recorded by our Natural Gas Pipelines. The increase in distributions from equity investments was mainly due to distributions we received in 2000 from our 50% ownership interest in Cortez Pipeline Company and our 49% ownership interest in Red Cedar Gathering Company. Following our acquisition of the remaining ownership interest in Kinder Morgan CO2 Company, L.P. on April 1, 2000 we accounted for our investment in Cortez Pipeline Company under the equity method of accounting. We acquired our interest in Red Cedar Gathering Company from Kinder Morgan, Inc. on December 31, 1999. The overall increase in distributions from equity investments was partially offset by the absence of distributions from our original 20% interest in Kinder Morgan CO2 Company, L.P. from April 1, 2000 through December 31, 2000 due to the fact we no longer accounted for this investment on an equity basis.

     Our overall increase in cash provided by operating activities was offset by:

     - a $52.5 million payment of accrued rate refund liabilities; and

     - a $24.7 million increase in undistributed earnings from equity investments, net of amortization of excess costs.

     The payment of the rate refunds was made under settlement agreements with shippers on our natural gas pipelines. The increase in undistributed earnings from equity investments, net of amortization of excess costs, resulted primarily from earnings generated from our investments in Cortez Pipeline Company and Red Cedar Gathering Company. Higher overall equity earnings were partly offset by the absence of earnings in 2000 from our investment in the Mont Belvieu fractionation facility, and, as was the case in distributions, the absence of earnings from our original 20% interest in Kinder Morgan CO2 Company, L.P. from April 1, 2000 through December 31, 2000 due to the fact we no longer accounted for this investment on an equity basis.

  INVESTING ACTIVITIES

     Net cash used in investing activities was $1,197.6 million in 2000 compared to $196.5 million in 1999, an increase of $1,001.1 million chiefly attributable to the $1,008.6 million of asset acquisitions we made in 2000. Our 2000 acquisition outlays included:

     - a $478.3 million payment to Kinder Morgan, Inc. for the Natural Gas Pipelines assets;

     - a $188.9 million net payment for the remaining 80% interest in Kinder Morgan CO2 Company, L.P.;

     - a $120.5 million payment for our 32.5% ownership interest in the Cochin Pipeline System;

     - a $114.3 million payment for Bulk Terminal acquisitions, including Milwaukee Bulk Terminals, Inc., Dakota Bulk Terminal, Inc. and Delta Terminal Services, Inc.;

     - a $53.4 million payment for our interests in the Canyon Reef Carriers CO2 pipeline and SACROC Unit; and

     - a $45.7 million payment for the acquisition of Buckeye Refining Company, LLC.

     We expended an additional $42.8 million for capital expenditures in 2000 compared to 1999. Including expansion and maintenance projects, our capital expenditures were $125.5 million in 2000 and $82.7 million in 1999. The increase was driven primarily by continued investment in our Pacific operations and in our Bulk Terminals business segment. Proceeds from the sale of investments, property, plant and equipment, net of removal costs, were lower by

$29.7 million in 2000 versus 1999. Proceeds received from sales and retirements of investments, property, plant and equipment were $13.4 million in 2000 and $43.1 million in 1999. The decrease was due to the $41.8 million we received for the sale of our interest in the Mont Belvieu fractionation facility in September 1999.

     The overall increase in funds used in investing activities was offset by a $82.4 million decrease in cash used for acquisitions of investments. We used $79.4 million for acquisitions of investments in 2000 compared with $161.8 million in 1999.

     Our 2000 investment outlays included:

     - $34.2 million for our 7.5% interest in the Yates field unit subsequently contributed to the CO2 joint venture with Marathon Oil Company;

     - $44.6 million for our 25% interest in Thunder Creek Gas Services, LLC and our 50% interest in Coyote Gas Treating, LLC.

     Our 1999 investment outlays consisted of:

     - $124.2 million for our second investment in Plantation Pipe Line Company; and

     - $37.6 million for our first one-third interest in Trailblazer Pipeline Company.

  FINANCING ACTIVITIES

     Net cash provided by financing activities amounted to $915.3 million in 2000, an increase of $893.3 million from the prior year was mainly the result of an additional $817.1 million we received from overall debt financing activities. The increase in borrowings was mainly due to 2000 acquisitions. We completed a private placement of $400 million in debt securities during the first quarter of 2000, resulting in a cash inflow of $397.9 million net of discounts and issuing costs. We completed a second private placement of $250 million in debt securities during the fourth quarter of 2000, resulting in a cash inflow of $246.8 million net of discounts and issuing costs. In addition, we received $171.4 million as proceeds from our issuance of units during 2000, most significantly realized from our 4,500,000-unit public offering on April 4, 2000. The overall increase in funds provided by our financing activities was partially offset by a $102.8 million increase in our distributions to partners. Distributions to all partners increased to $293.6 million in 2000 compared to $190.8 million in 1999. The increase in distributions was due to:

     - an increase in our per unit distributions paid;

     - an increase in our number of units outstanding;

     - Our general partner incentive distributions, which resulted from increased distributions to our unitholders; and

     - distributions paid by Trailblazer Pipeline Company, which were included in our consolidated results following the acquisition of our controlling 66 2/3% interest on December 31, 1999.

     We paid distributions of $3.20 per unit in 2000 compared to $2.775 per unit in 1999. The 15% increase in paid distributions per unit resulted from favorable operating results in 2000. We believe that future operating results will continue to support similar or higher levels of quarterly cash distributions, however, no assurance can be given that future distributions will continue at such levels.

  PARTNERSHIP DISTRIBUTIONS

     Our partnership agreement requires that we distribute 100% of our Available Cash to our partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Our available cash consists generally of all of our cash receipts, including cash received by our operating partnerships, less cash disbursements and net additions to reserves (including any reserves required under debt instruments for future principal and interest payments) and amounts payable to the former general partner of Santa Fe Pacific Pipeline, L.P. in respect of our remaining 0.5% interest in Santa Fe Pacific Pipeline, L.P.

     Our available cash is initially distributed 98% to our limited partners and 2% to our general partner, Kinder Morgan G.P., Inc. These distribution percentages are modified to provide for incentive distributions to be paid to our general partner in the event that quarterly distributions to unitholders exceed certain specified targets.

     Our available cash for each quarter is distributed:

     - first, 98% to our limited partners and 2% to our general partner until our limited partners have received a total of $0.3025 per unit for such quarter;

     - second, 85% to our limited partners and 15% to our general partner until our limited partners have received a total of $0.3575 per unit for such quarter;

     - third, 75% to our limited partners and 25% to our general partner until our limited partners have received a total of $0.4675 per unit for such quarter; and

     - fourth, thereafter 50% to our limited partners and 50% to our general partner.

     Incentive distributions are generally defined as all cash distributions paid to our general partner that are in excess of 2% of the aggregate amount of cash being distributed. The general partner's incentive distributions declared by us for 2000 were $107,764,885, while the incentive distributions paid during 2000 were $89,399,771.

  DEBT AND CREDIT FACILITIES

     Our debt and credit facilities as of December 31, 2000, consist primarily of:

     - a $600 million unsecured 364-day credit facility due October 25, 2001;

     - a $300 million unsecured five-year credit facility due September 29, 2004;

     - $250 million of 6.30% Senior Notes due February 1, 2009;

     - $200 million of 8.00% Senior Notes due March 15, 2005;

     - $250 million of 7.50% Senior Notes due November 1, 2010;

     - $200 million of Floating Rate Senior Notes due March 22, 2002;

     - $119 million of Series F First Mortgage Notes (our subsidiary, SFPP, is the obligor on the notes);

     - $20.2 million of Senior Secured Notes (Trailblazer Pipeline Company, of which we own 66 2/3%, is the obligor on the notes);

     - $23.7 million of tax-exempt bonds due 2024 (our subsidiary, Kinder Morgan Operating L.P. "B" is the obligor on these bonds); and

     - a $600 million short-term commercial paper program.

     We have a $300 million unsecured five-year credit facility and a $600 million unsecured 364-day credit facility with a syndicate of financial institutions. First Union National Bank is the administrative agent under the agreements.

     Interest on borrowings is payable quarterly. Interest on the credit facilities accrues at our option at a floating rate equal to either:

     - First Union National Bank's base rate (but not less than the Federal Funds Rate, plus .5%); or

     - LIBOR, plus a margin, which varies depending upon the credit rating of our long-term senior unsecured debt.

     The LIBOR margins under the 364-day credit facility are lower than the margins under the five-year credit facility. The five-year credit facility also permits us to obtain bids for fixed rate loans from members of the lending syndicate.

     The credit facilities include restrictive covenants that are customary for these types of facilities, including without limitation:

     - requirements to maintain certain financial ratios;

     - restrictions on the incurrence of additional indebtedness;

     - restrictions on entering into mergers, consolidations and sales of assets;

     - restrictions on granting liens;

     - prohibitions on making cash distributions to holders of units more frequently than quarterly;

     - prohibitions on making cash distributions in excess of 100% of Available Cash for the immediately preceding calendar quarter; and

     - prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

     As of December 31, 2000, we had outstanding borrowings under our credit facilities of $789.6 million. At December 31, 2000, the interest rate on our credit facilities was 7.115% per annum. Our borrowings at December 31, 2000 included the following:

     - $193 million borrowed to fund the purchase price of natural gas pipelines assets acquired in December 2000;

     - $175 million used to pay the outstanding balance on SFPP, L.P.'s credit facility;

     - $118 million borrowed to fund the purchase price of our 32.5% interest in the Cochin Pipeline system in December 2000;

     - $114 million borrowed to fund the purchase price of Delta Terminal Services, Inc. in December 2000;

     - $72 million borrowed to fund principal and interest payments on SFPP, L.P.'s Series F Notes in December 2000;

     - $34 million borrowed to fund the purchase price of our 7.5% interest in the Yates field unit in December 2000; and

     - $83.6 million borrowed to fund expansion capital projects.

     Our short-term debt at December 31, 2000, consisted of:

     - $582 million of borrowings under our unsecured 364-day credit facility due October 25, 2001;

     - $52.0 million of commercial paper borrowings;

     - $35.0 million under the SFPP 10.70% First Mortgage Notes; and

     - $14.6 million in other borrowings.

     During 2000, cash used for acquisitions and expansions exceeded $600 million. Historically, we have utilized our short-term credit facilities to fund acquisitions and expansions and then refinanced our short-term borrowings utilizing long-term credit facilities and by issuing equity or long-term debt securities. We intend to refinance our short-term debt during 2001 through a combination of long-term debt and equity. Based on prior successful short-term debt refinancings and current market conditions, we do not anticipate any liquidity problems.

     We have an outstanding letter of credit issued under our five-year credit facility in the amount of $23.7 million that backs-up our tax-exempt bonds due 2024. The letter of credit reduces the amount available for borrowing under that credit facility. The $23.7 million principal amount of tax-exempt bonds due 2024 were issued by the Jackson-Union Counties Regional Port District. These bonds bear interest at a weekly floating market rate. At December 31, 2000, the interest rate was 5.00%.

     In addition, as of December 31, 1999, we financed $330 million through Kinder Morgan, Inc. to fund part of the acquisition of assets acquired from Kinder Morgan, Inc. on December 31, 1999. In accordance with the Closing Agreement entered into as of January 20, 2000, we paid Kinder Morgan, Inc. a per diem fee of $180.56 for each $1,000,000 financed. We paid Kinder Morgan, Inc. $200 million on January 21, 2000, and the remaining $130 million on March 23, 2000 with a portion of the proceeds from our issuance of notes on March 22, 2000.

     In December 1999, we established a commercial paper program providing for the issuance of up to $200 million of commercial paper, subsequently increased to $300 million in January, 2000 and then on October 25, 2000, in conjunction with our new 364-day credit facility, we increased the commercial paper program to provide for the issuance of up to $600 million of commercial paper. Borrowings under our commercial paper program reduce the borrowings allowed under our 364-day and five-year credit facilities combined. As of December 31, 2000, we had $52 million of commercial paper outstanding with an interest rate of 7.02%.

     At December 31, 2000, the outstanding balance under SFPP, L.P.'s Series F notes was $119.0 million. The annual interest rate on the Series F notes is 10.70%, the maturity is December 2004, and interest is payable semiannually in June and December. The Series F notes are payable in annual installments of $39.5 million in 2001, $42.5 million in 2002 and $37.0 million in 2003. The Series F notes may also be prepaid in full or in part at a price equal to par plus, in certain circumstances, a premium. The Series F notes are secured by mortgages on substantially all of the properties of SFPP, L.P. The Series F notes contain certain covenants limiting the amount of additional debt or equity that may be issued and limiting the amount of cash distributions, investments, and property dispositions.

     At December 31, 1999, the outstanding balance under SFPP, L.P.'s bank credit facility was $174.0 million. On August 11, 2000, we replaced the outstanding balance under SFPP, L.P.'s secured credit facility with a $175.0 million unsecured borrowing under our five-year credit facility. SFPP, L.P. executed a $175 million intercompany note in our favor to evidence this obligation.

     In December 1999, Trailblazer Pipeline Company entered into a 364-day revolving credit agreement with Toronto Dominion, Inc. providing for loans up to $10 million. At December 26, 2000, the outstanding balance due under Trailblazer Pipeline Company's bank credit facility was $10 million. On December 27, 2000, Trailblazer Pipeline Company paid the outstanding balance under its credit facility with a $10 million borrowing under an intercompany account payable in favor of Kinder Morgan, Inc. In January 2001, Trailblazer Pipeline Company entered into a 364-day revolving credit agreement with Credit Lyonnais New York Branch, providing for loans up to $10 million. The agreement expires December 27, 2001. The borrowings were used to pay the account payable to Kinder Morgan, Inc. At January 31, 2001, the outstanding balance under Trailblazer Pipeline Company's revolving credit agreement was $10 million. The agreement provides for an interest rate of LIBOR plus 0.875%. At January 31, 2001 the interest rate on the credit facility debt was 6.625%. Pursuant to the terms of the revolving credit agreement with Credit Lyonnais New York Branch, Trailblazer Pipeline Company partnership distributions are restricted by certain financial covenants.

     From time to time we issue long-term debt securities. All of our long-term debt securities issued to date, other than those issued under our revolving credit facilities, generally have the same terms except for interest rates, maturity dates and prepayment restrictions. All of our outstanding debt securities are unsecured obligations that rank equally with all of our other senior debt obligations. Our outstanding debt securities consist of the following:

     - $250 million in principal amount of 6.3% senior notes due February 1, 2009. These notes were issued on January 29, 1999 at a price to the public of 99.67% per note. In the offering, we received proceeds, net of underwriting discounts and commissions, of approximately $248 million. We used the proceeds to pay the outstanding balance on our credit facility and for working capital and other partnership purposes. At December 31, 2000, the unamortized liability balance on the 6.30% senior notes was $249.3 million;

     - $200 million of floating rate notes due March 22, 2002 and $200 million of 8.0% notes due March 15, 2005. We used the proceeds to reduce outstanding commercial paper. At December 31, 2000, the interest rate on our floating rate notes was 7.0%.

     - $250 million of 7.5% notes due November 1, 2010. These notes were issued on November 8, 2000. The proceeds from this offering, net of underwriting discounts, were $246.8 million. These proceeds were used to reduce our outstanding commercial paper. At December 31, 2000, the unamortized liability balance on the 7.5% notes was $248.4 million.

     The fixed rate notes provide that we may redeem the notes at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium. We may not prepay the floating rate notes prior to their maturity.

     On September 23, 1992, pursuant to the terms of a Note Purchase Agreement, Trailblazer Pipeline Company issued and sold an aggregate principal amount of $101 million of Senior Secured Notes to a syndicate of fifteen insurance companies. Trailblazer Pipeline Company provided security for the notes principally by an assignment of certain Trailblazer Pipeline Company transportation contracts. Effective April 29, 1997, Trailblazer Pipeline Company amended the Note Purchase Agreement. This amendment allowed Trailblazer Pipeline Company to include several additional transportation contracts as security for the notes, added a limitation on the amount of additional money that Trailblazer Pipeline Company could borrow and relieved Trailblazer Pipeline Company from its security deposit obligation. At December 31, 2000, Trailblazer Pipeline Company's outstanding balance under the Senior Secured Notes was $20.2 million. The Senior Secured Notes have a fixed annual interest rate of 8.03% and will be repaid in semiannual installments of $5.05 million from March 1, 2001 through September 1, 2002, the final maturity date. Interest is payable semiannually in March and September. Pursuant to the terms of this Note Purchase Agreement, Trailblazer Pipeline Company partnership distributions are restricted by certain financial covenants. Currently, Trailblazer Pipeline Company's proposed expansion project is pending before the FERC. If the expansion is approved, which is expected in the first quarter of 2001, we plan to refinance these notes.

  CAPITAL REQUIREMENTS FOR RECENT TRANSACTIONS

     Milwaukee Bulk Terminals, Inc. Effective January 1, 2000, we acquired Milwaukee Bulk Terminals, Inc. for approximately $14.6 million in aggregate consideration consisting of $0.6 million and 0.3 million common units.

     Dakota Bulk Terminal, Inc. Effective January 1, 2000, we acquired Dakota Bulk Terminal, Inc. for approximately $9.5 million in aggregate consideration consisting of $0.2 million and 0.2 million common units.

     Kinder Morgan CO2 Company, L.P. On April 1, 2000, we acquired the remaining 80% ownership interest in Shell CO2 Company, Ltd. that we did not own for approximately $212.1 million before purchase price adjustments. We paid this amount with approximately $171.4 million received from our public offering of
4.5 million units on April 4, 2000 and approximately $40.7 million received from the issuance of commercial paper.

     CO2 Assets. On June 1, 2000, we acquired certain CO2 assets from Devon Energy Production Company, L.P. for approximately $55 million before purchase price adjustments. We borrowed the necessary funds under our commercial paper program.

     Transmix Operations. On November 3, 2000, we acquired Buckeye Refinery Company, LLC for $45.6 million after purchase price adjustments. We borrowed the necessary funds under our commercial paper program.

     Delta Terminal Services, Inc. On December 4, 2000, we acquired Delta Terminal Services, Inc. for $114.1 million. We borrowed $114 million under our credit facilities and our commercial paper program.

     Cochin Pipeline. On October 31, 2000, we acquired a 32.5% ownership interest in the Cochin Pipeline system for $120.5 million from NOVA Chemicals Corporation. We borrowed $118 million under our credit facilities.

     Colton Transmix Processing Facility. On December 31, 2000 we acquired an additional 50% ownership interest in the Colton Transmix Processing Facility from Duke Energy Merchants for $11.2 million. We borrowed the necessary funds under our commercial paper program.

     CO2 Joint Venture With Marathon Oil Company. On December 28, 2000, we paid $34.2 million for a 7.5% interest in the Yates field unit which was subsequently contributed to a CO2 joint venture with Marathon Oil Company. The joint venture was formed on January 1, 2001. We borrowed $34 million under our credit facilities.

     Natural Gas Pipelines. Effective December 31, 2000, we acquired certain assets of Kinder Morgan Inc. for approximately $349.0 million in aggregate consideration consisting of $192.7 million, 0.64 million common units and 2.7 million class B units. We borrowed $193 million under our credit facilities.

                                                                    EXHIBIT 99.4


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Kinder Morgan G.P., Inc.

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Kinder Morgan G.P., Inc. (the General Partner), a wholly-owned subsidiary of Kinder Morgan, Inc., at December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the General Partner's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 14, 2001

                            Kinder Morgan G.P., Inc.
               (a wholly-owned subsidiary of Kinder Morgan, Inc.)
                                  Balance Sheet
                              At December 31, 2000
                                 (In Thousands)

                                     ASSETS

Current assets:
   Receivable from Kinder Morgan, Inc.                            $      315
   Receivable from Partnership (Note 3)                               11,057
   Receivable - Other                                                    378
   Prepaid expenses (Note 4)                                           6,295
                                                                  -----------
                                                                      18,045
Investment in Partnership                                          1,251,287
Other non-current assets (Note 4)                                      8,820
                                                                  -----------

      Total assets                                                $1,278,152
                                                                  -----------

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
   Accounts payable - trade                                       $    7,924
   Accrued liabilities                                                 9,434
   Payable to Partnership (Note 3)                                    14,224
   Accrued taxes                                                      57,667
                                                                  -----------
                                                                      89,249
Deferred taxes and other                                             450,805
                                                                  -----------
                                                                     540,054
                                                                  -----------
Commitments and contingencies (Note 6)
Stockholder's equity:
   Common stock, $10 par value, authorized, issued and outstanding
     1,000,000 shares                                                 10,000
   Additional paid-in capital                                        728,098
   Accumulated earnings (Note 7)
                                                                  -----------
      Total stockholder's equity                                     738,098
                                                                  -----------

      Total liabilities and stockholders' equity                  $1,278,152
                                                                  -----------


    The accompanying notes are an integral part of this financial statement.

Kinder Morgan G.P., Inc.
(a wholly-owned subsidiary of Kinder Morgan, Inc.)
Notes to Balance Sheet
December 31, 2000
------------------------------------------------------------------------------

1.    ORGANIZATION

      Effective February 14, 1997, Kinder Morgan, Inc. ("KMI") acquired all of the issued and outstanding stock of Enron Liquids Pipeline Company ("ELPC"), and ELPC was renamed Kinder Morgan G.P., Inc. (the "General Partner"). The General Partner owns an effective 3.3% interest in Kinder Morgan Energy Partners, L.P. (the "Partnership") as of December 31, 2000. The ownership interest consists of a 1% general partner interest in the Partnership, 862,000 common units of the Partnership and a 1.0101% general partner interest in each of the Partnership's five operating limited partnerships. The Partnership owns the remaining 98.9899%.

      On October 7, 1999, KMI completed a merger with K N Energy, Inc., a Kansas corporation, providing integrated energy services including the gathering, processing, transportation and storage of natural gas, marketing of natural gas and natural gas liquids and electric power generation and sales. The combined entity was renamed Kinder Morgan, Inc. and trades under the New York Stock Exchange symbol "KMI." KMI remains the sole stockholder of the General Partner.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following significant accounting policies are followed by the General Partner in the preparation of the financial statement.

      USE OF ESTIMATES
      The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

      INVESTMENT IN PARTNERSHIP
      The General Partner's investment in the Partnership is accounted for under the equity method. At December 31, 2000, the General Partner's investment in the Partnership exceeded its share of the underlying equity in the net assets of the Partnership by $1,188,746,000. This excess is being amortized on a straight-line basis over 44 years. The amortization period approximates the useful lives of the Partnership's assets, which range from eight to fifty years.

      INCOME TAXES
      The General Partner accounts for income taxes under the liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are determined based on temporary differences between the financial reporting and tax bases of the General Partner's assets and liabilities using enacted tax rates in effect during the years in which the differences are expected to reverse.

Kinder Morgan G.P., Inc.
(a wholly-owned subsidiary of Kinder Morgan, Inc.)
Notes to Balance Sheet
December 31, 2000
------------------------------------------------------------------------------

3.    RELATED PARTY TRANSACTIONS

      RECEIVABLE FROM PARTNERSHIP
      General and administrative expenses incurred by the General Partner are all reimbursed by the Partnership as provided in the Partnership Agreement. The receivable from Partnership of $11,057,000 at December 31, 2000, primarily represents general and administrative expenses incurred by the General Partner to be reimbursed by the Partnership.

      PAYABLE TO PARTNERSHIP
      The payable to Partnership of $14,224,000 at December 31, 2000, represents amounts paid by the Partnership, on behalf of the General Partner, for certain executive employment agreements (see note 4).

4.    EXECUTIVE EMPLOYMENT AGREEMENTS

      Certain executive officers of the General Partner entered into long-term employment agreements in April 2000. The employment agreements have a term of four years and contain provisions regarding compensation and non-competition. At December 31, 2000, unamortized costs related to these agreements totaled $11,853,000. An amount of $3,556,000 is included with Prepaid expenses and an amount of $8,297,000 is included with Other non-current assets on the accompanying balance sheet.

5.    INVESTMENT IN PARTNERSHIP

      Summarized financial information of the Partnership at December 31, 2000 is presented below (in thousands):

      Current assets                                            $  511,261
      Noncurrent assets                                          4,113,949
      Current liabilities                                        1,098,956
      Long-term debt and other liabilities                       1,351,018
      Minority interest                                             58,169
      Partners' capital                                          2,117,067

6.    LITIGATION, COMMITMENTS AND OTHER CONTINGENCIES

      LITIGATION
      The General Partner, in the ordinary course of business, is a defendant in various lawsuits relating to the Partnership's assets. The Partnership made certain acquisitions during the year 2000. The General Partner assumed potential and existing claims associated with those acquisitions. Although no assurance can be given, the General Partner believes, based on its experience to date, that the ultimate resolution of such items will not have a material adverse impact on the General Partner's financial position. It is expected that the Partnership will reimburse the General Partner for any liability or expenses incurred in connection with these legal proceedings.

Kinder Morgan G.P., Inc.
(a wholly-owned subsidiary of Kinder Morgan, Inc.)
Notes to Balance Sheet
December 31, 2000
--------------------------------------------------------------------------------

      FERC
      The Partnership and certain of its subsidiaries are defendants in several actions in which the plaintiffs protest pipeline transportation rates with the Federal Energy Regulatory Commission ("FERC"). These actions are currently pending. The Plaintiffs seek to recover transportation overpayments and interests and in some cases treble and punitive damages.

      The General Partner is not able to predict with certainty whether settlement agreements will be completed with some or all of the complainants, the final terms of any such settlement agreements that may be consummated, or the final outcome of the FERC proceedings should they be carried through to their conclusion, and it is possible that current or future proceedings could be resolved in a manner adverse to the Partnership, which could affect future cash distributions to the General Partner.

      ENVIRONMENTAL
      The Partnership is subject to environmental cleanup and enforcement actions from time to time. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund" law) generally imposes joint and several liability for cleanup and enforcement costs, without regard to fault or the legality of the original conduct, on current or predecessor owners and operators of a site. The operations of the Partnership are also subject to federal, state and local laws and regulations relating to protection of the environment. Although the Partnership believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance significant costs and liabilities will not be incurred by the Partnership. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Partnership, could result in substantial costs and liabilities to the Partnership which could affect future cash distributions to the General Partner.

      The Partnership, along with several other respondents, is involved in a cleanup in connection with an acquisition made in 1998. This cleanup, ordered by the United States Environmental Protection Agency ("EPA"), related to ground water contamination in the vicinity of the Partnership's storage facilities and truck loading terminal at Sparks, Nevada. In addition, the Partnership is presently involved in several ground water hydrocarbon remediation efforts under administrative orders issued by the California Regional Water Quality Control Board and two other state agencies. Although no assurance can be given, the General Partner believes the ultimate resolutions of these matters will not have a material adverse effect on the Partnership's financial position, result of operations, or its ability to pay cash distributions to the General Partner.

      Kinder Morgan G.P., Inc.
      (a wholly-owned subsidiary of Kinder Morgan, Inc.)
      Notes to Balance Sheet
      December 31, 2000
--------------------------------------------------------------------------------

      OTHER
      The Partnership, in the ordinary course of business, is a defendant in various lawsuits relating to the Partnership's assets. Although no assurance can be given, the General Partner believes, based on its experience to date, the ultimate resolution of such items will not have a material adverse impact on the Partnership's financial position, results of operations, or its ability to pay cash distributions to the General Partner.

7.    CAPITAL REPAYMENT

      During 2000, the General Partner distributed $97,044,000 to its sole stockholder, KMI. Included in this amount was $38,891,000 designated as a return of capital and deducted from additional paid-in capital on the accompanying balance sheet. The remaining $58,153,000 was funded from accumulated earnings.

                                                                    EXHIBIT 99.5






                            GATX TERMINALS COMPANIES

                         Combined Financial Statements

                          Year ended December 31, 2000

                      with Report of Independent Auditors

                            GATX TERMINALS COMPANIES

                          Combined Financial Statements

                                December 31, 2000



                                    CONTENTS

Report of Independent Auditors.............................................1

Combined Financial Statements:

       Combined Balance Sheet..............................................2

       Combined Statement of Operations....................................4

       Combined Statement of Changes
         in Parent Investment and Advances.................................5

       Combined Statement of Cash Flows....................................6

Notes to Combined Financial Statements.....................................7

                         Report of Independent Auditors



Board of Directors
GATX Terminals Corporation

We have audited the accompanying combined balance sheet of the GATX Terminals Companies (the Terminals Companies), as defined in Note 2, an indirect, wholly owned subsidiary of GATX Corporation, as of December 31, 2000, and the related combined statement of operations, changes in parent investment and advances, and cash flows for the year then ended. These financial statements are the responsibility of the Terminals Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Terminals Companies at December 31, 2000, and the combined results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


/s/ ERNST & YOUNG LLP
Chicago, Illinois

January 23, 2001

                            GATX TERMINALS COMPANIES

                             Combined Balance Sheet

                             As of December 31, 2000

                                 (In Thousands)

ASSETS

Current assets:
     Cash                                                          $      379
     Trade receivables - net of allowance for doubtful accounts
          of $1,054                                                    31,323

     Other current assets                                               1,256
                                                                   ----------

Total current assets                                                   32,958

Property, plant and equipment:
     Land                                                              34,015

     Terminal facilities, pipelines, and equipment                  1,064,521

     Construction in progress                                          28,980
                                                                   ----------
                                                                    1,127,516

     Less:  Accumulated depreciation                                  468,212
                                                                   ----------
Property, plant and equipment, net                                    659,304

Receivables from Excluded Companies                                   125,261

Other assets                                                           36,819
                                                                   ----------

Total assets                                                       $  854,342
                                                                   ==========

See notes to combined financial statements

                            GATX TERMINALS COMPANIES

                             As of December 31, 2000

                                 (In Thousands)


LIABILITIES, DEFERRED ITEMS, AND PARENT INVESTMENT AND ADVANCES

Current liabilities:
     Accounts payable                                            $    5,792

     Accrued expenses and interest payable                           30,699

     Current portion of long-term debt                                7,273
                                                                 ----------

Total current liabilities                                            43,764

Long-term debt                                                      129,746

Deferred income taxes                                                98,353

Other long-term liabilities                                          66,690
                                                                 ----------

Total liabilities                                                   338,553


Parent investment and advances                                      515,789
                                                                 ----------

Total liabilities and parent investment and advances             $  854,342
                                                                 ==========


See notes to combined financial statements.

                            GATX TERMINALS COMPANIES

                        Combined Statement of Operations

                          Year ended December 31, 2000

                                 (In Thousands)

Gross income:
     Revenues                                                       $    261,764
     Share of affiliate's loss                                            (2,361)
     Management fees                                                         850
                                                                    ------------
                                                                         260,253

Costs and expenses:
     Operating expenses                                                   99,867
     Provision for depreciation and amortization                          39,631
     Selling, general and administrative expenses                         27,785
     Allocated expenses from parent                                        5,144
     Gain on sale of assets                                               (1,819)
     Other income                                                           (436)
     Interest expense, net                                                51,921
     Interest income from receivables from Excluded Companies             (1,993)
                                                                    ------------
                                                                         220,100
                                                                    ------------

Income before income taxes                                                40,153


Income tax (benefit) expense:
     Current                                                              (3,808)
     Deferred                                                             17,835
                                                                    ------------
                                                                          14,027
                                                                    ------------

Net income                                                          $     26,126
                                                                    ============


See notes to combined financial statements

                            GATX TERMINALS COMPANIES

         Combined Statement of Changes in Parent Investment and Advances

                          Year ended December 31, 2000

                                 (In Thousands)







Balance at January 1, 2000                                       $    483,225


Net income                                                             26,126


Dividends paid                                                        (17,650)


Increase in advances from parent, net                                  24,088
                                                                 ------------

Balance at December 31, 2000                                     $    515,789
                                                                 ============


See notes to combined financial statements.

                            GATX TERMINALS COMPANIES

                        Combined Statement of Cash Flows

                          Year ended December 31, 2000

                                 (In Thousands)


OPERATING ACTIVITIES:
Net income                                                       $     26,126
Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision for depreciation and amortization                       39,631
     Deferred income tax provision                                     17,835
     Share of affiliate's loss                                          2,361
     Gain on sale of property, plant and equipment                     (1,819)
Net change in working capital                                         (18,562)
Other                                                                 (18,613)
                                                                 ------------
       Net cash provided by operating activities                       46,959

INVESTING ACTIVITIES:
Additions to property, plant, equipment and rights of way             (27,910)
Proceeds from sale of businesses                                       18,981
Proceeds from sale of property, plant and equipment                     2,355
                                                                 ------------
      Net cash used in investing activities                            (6,574)

FINANCING ACTIVITIES:
Repayment of long-term debt                                            (7,273)
Change in advances from parent, net                                    24,088
Change in receivables from Excluded Companies                         (41,303)
Dividends paid                                                        (17,650)
                                                                 ------------
     Net cash used in financing activities                            (42,138)
                                                                 ------------
     Net decrease in cash                                              (1,753)
Cash at beginning of year                                               2,132
                                                                 ------------
Cash at end of year                                              $        379
                                                                 ============


See notes to combined financial statements.

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000



1. DESCRIPTION OF BUSINESS

GATX Terminals Corporation ("GTC") is an indirect wholly owned subsidiary of GATX Rail Corporation ("GRC"), which in turn is a wholly owned subsidiary of GATX Corporation ("GATX"), collectively referred to as "Parent". GTC is a worldwide bulk liquid storage and pipeline distributor. GTC owns and operates tank storage terminals, pipelines and related facilities.

2. BASIS OF PRESENTATION

The accompanying combined financial statements include the accounts and results of operations of the domestic terminals and pipeline businesses of GTC, collectively the Terminals Companies. Historically, combined financial statements had not been prepared for the Terminals Companies. The combined statements do not include the accounts or operations relating to GTC's subsidiaries and equity method investees located outside the United States, GTC's partnership interest in GATX Product Services and GTC's Staten Island facility, collectively the Excluded Companies.

The Terminal Companies own and operate tank storage terminals and pipelines and provide bulk liquid storage and pipeline distribution services within the United States.

3. SALE OF TERMINALS COMPANIES

On November 30, 2000, GRC and Kinder Morgan Energy Partners, L.P. ("KMEP") entered into a Stock Purchase Agreement (the "Agreement"), whereby GTC would sell to KMEP the stock of GTC. Under the terms of the Agreement, certain assets and liabilities of GTC are excluded from the transaction. These excluded assets and liabilities (collectively the "Adjustments") are as follows:

     1.) Assets and liabilities of the Excluded Companies (as defined in the Agreement the Excluded Companies consist of GTC's subsidiaries and equity method investees located outside the U.S., GTC's partnership interest in GATX Product Services and GTC's Staten Island facility).

     2.) Intercompany advances from GATX and any of its affiliates, including assets and liabilities relating to income taxes.

     3.)  All cash balances.

     4.) Accruals for pension liabilities, other post-employment benefits (other than for active hourly employees), workers compensation and long-term disability liabilities.

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000


3. SALE OF TERMINALS COMPANIES (CONTINUED)

The above Adjustments have not been excluded from the accompanying combined financial statements with the exception of the Excluded Companies, whose assets and liabilities, results of operations and cash flows have been excluded.


4. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

The combined financial statements of the Terminals Companies includes the accounts of GTC and its wholly owned subsidiaries except for the Excluded Companies, as discussed in Note 2. All intercompany accounts and transactions have been eliminated in combination.

PROPERTY, PLANT, EQUIPMENT AND RIGHT-OF-WAYS

Property, plant, equipment and right-of-ways are stated on the basis of cost. Provisions for depreciation or amortization are computed by the straight-line method, which results in equal annual depreciation or amortization charges over the estimated useful lives of the assets. The estimated useful lives of depreciable/amortized assets are 5 to 40 years. Maintenance and repairs are expensed as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

The Terminals Companies evaluates the recoverability of long-lived assets held for use in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair value which is based on an estimate of future discounted cash flows.

GOODWILL

Goodwill, which represents the cost in excess of the fair value of the net assets acquired in business combinations, is being amortized on a straight-line basis over 40 years. Goodwill, net of accumulated amortization of $3,640,000, was $9,800,000 as of December 31, 2000. Amortization expense was $336,000 for 2000.

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000


4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


OTHER LONG-TERM LIABILITIES

Other long-term liabilities include the accruals for postretirement benefits other than pensions; environmental, general liability and workers' compensation reserves; and other deferred credits.

ENVIRONMENTAL LIABILITIES

Environmental expenditures that relate to current or future operations are expensed or capitalized as appropriate. Environmental expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to environmental reserves. Reserves are recorded in accordance with accounting guidelines to cover work at identified sites when the Terminals Companies' liability for environmental clean-up is both probable and a minimum estimate of associated costs can be made; adjustments to initial estimates are recorded as necessary. At December 31, 2000, the Terminals Companies' environmental reserve, included in other long-term liabilities, was $36,515,000. These reserves reflect the Terminals Companies' best estimate of the cost to remediate its environmental conditions. Additions to the reserve were $3,017,000 in 2000. Expenditures charged to the reserve amounted to $4,221,000 in 2000.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the Terminals Companies' management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual amounts when ultimately realized could differ from those estimates.

REVENUE RECOGNITION

The majority of the Terminals Companies' gross income is derived from the transportation, distribution and storage of petroleum products, as well as from the storage of chemical products. Revenue is recognized at the time of service or over the lease term. Management fees received from the Excluded Companies are recognized in the period the services were performed.

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000


5. DIVESTITURES

In September 2000, the Terminals Companies sold its Paulsboro terminal for $11,981,000 in cash. Also in September 2000, the Terminals Companies sold its joint venture interest in Olympic Pipeline Company for $7,000,000 in cash.


6. TRANSACTIONS WITH PARENT COMPANY AND EXCLUDED COMPANIES

Advances from parent represent advances with varying maturities and with fixed and floating interest rates subject to periodic adjustment, as described in Note 9.

The amount in receivables from Excluded Companies represent notes receivable from and advances to various Excluded Companies consisting primarily of non-interest bearing notes with no stated maturity dates.

For the year ended December 31, 2000, the combined statement of operations include expense allocations from GATX. These allocations represent expenses the Terminals Companies would otherwise have had to incur for itself and do not include any allocation of corporate expenses of GATX with are attributable to its operations as a holding company.


7. PENSION BENEFITS

The Company contributes to pension plans sponsored by GATX which cover substantially all employees. Benefits under the plans are based on years of service and/or final average salary. The funding policy for all plans is based on an actuarially determined cost method allowable under Internal Revenue Service regulations. There were no contributions or refunds made with respect to trusteed plans established by GATX in which employees of the Company and its consolidated subsidiaries participated in 2000.

Costs pertaining to the GATX plans are allocated to the Terminals Companies on the basis of payroll costs with respect to normal cost and on the basis of actuarial determination for prior service cost. Charges to income with respect to said plans were $1,118,000 in 2000. Components of pension costs, accumulated plan benefit information, and net plan assets for subsidiaries of GATX have not been determined on an individual company basis. At December 31, 2000, the pension liability recorded for the Terminals Companies was $9,206,000.

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000


8. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Terminals Companies provides health care, life insurance and other benefits for certain retired employees who meet established criteria. Most domestic employees are eligible for health care and life insurance benefits if they retire from the Terminals Companies with immediate pension benefits under the GATX pension plan. The plans are either contributory or non-contributory, depending on various factors.

Net periodic postretirement cost includes the following components:

                                          YEAR ENDED DECEMBER 31
                                                   2000
                                          ----------------------

Current service cost                       $          335,000
Interest cost on accumulated
  postretirement benefit obligation                 1,109,000
Unrecognized net gain                                (176,000)
                                           ------------------
Net periodic postretirement benefit cost   $        1,268,000
                                           ==================
Discount rate                                            7.50%
                                           ==================

The following table reconciles the benefit obligation to the amount recognized in the Terminal Companies combined balance sheet:

                                                            AS OF DECEMBER 31
                                                                  2000
                                                            -----------------
Accumulated postretirement benefit obligation:
   Retirees                                                  $   11,091,000
   Fully eligible active plan participants                        1,158,000
   Other active plan participants                                 3,621,000
                                                             --------------
   Total accumulated postretirement benefit obligation           15,870,000
Unrecognized loss                                                (3,681,000)
                                                             --------------
Accrued postretirement benefit liability                     $   12,189,000
                                                             ==============

The accrued postretirement benefit liability was determined using an assumed discount rate of 7.50% for 2000.

For measurement purposes, blended rates ranging from 5% increasing to 6% over the next year and remaining at that level thereafter, were used for the increase in the per capita cost of covered health care benefits. The health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost reported. An increase in the assumed health care cost trend rates by 1% would increase the accumulated postretirement benefit obligation by $740,000 and would increase aggregate service and interest cost components of net periodic postretirement benefit cost by $60,000 per year.

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000


9. LONG-TERM DEBT AND ADVANCES FROM PARENT

Long-term debt, including current maturities, consisted of the following:

                                                                         AS OF
                                       INTEREST                       DECEMBER 31,
                                         RATE          MATURITY          2000
                                       --------        --------       ------------
Industrial revenue bonds                6.625%-
                                         7.30%         2019-2024      $ 87,930,000

Term notes                               7.84%-
                                        10.07%         2001-2008        49,089,000
                                                                      ------------

                                                                      $137,019,000
                                                                      ============

The industrial revenue bonds (IRBs) were issued by municipal authorities for the construction of terminal facilities. The Company has pledged collateral to cover the IRB's principal and interest payments. This collateral consists of several tanks at various Company locations. The Company is required to make payments sufficient to pay the interest and principal requirements under the indentures of trust covering the bond issues.

Advances from parent consisted of the following:

                                                                     AS OF
                                                               DECEMBER 31, 2000
                                                               ----------------
Advances from GRC, 6.51% to 10.35% fixed rates
   maturing through May 1, 2009                                    $381,500,000
Advance from GRC, LIBOR plus 0.5% maturing
   at October 30, 2003 (7.26% at 2000)                               50,000,000
Advance from GATX, interest rate adjusted monthly
   in accordance with actual short-term
   borrowing rates (6.53% in 2000)                                   30,447,000
Advance from GRC, LIBOR plus 0.45% maturing
   on October 1, 2001 (7.21% at 2000)                                25,000,000
Advance from GRC, LIBOR plus 0.75% maturing
   on October 1, 2001 (7.40% at 2000)                                25,000,000
                                                                   ------------

                                                                   $511,947,000
                                                                   ============

Interest expense related to advances from parent was $41,769,000 in 2000.

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000


9. LONG-TERM DEBT AND ADVANCES FROM PARENT (CONTINUED)

Aggregate maturities of long-term debt and advances from Parent for the years 2001 through 2005 are as follows:

                                                 ADVANCES
                 YEAR       LONG-TERM DEBT      FROM PARENT
                 ----       --------------      -----------

                 2001        7,273,000         $108,500,000
                 2002        7,273,000          115,000,000
                 2003        7,273,000           80,500,000
                 2004        7,270,000           80,000,000
                 2005        5,000,000            7,500,000

Advances from Parent have been included with parent investment and advances on the combined balance sheet due to GATX's intent and ability to refinance such amounts.

Interest costs capitalized as part of the cost of construction in progress was $173,000 in 2000. Total interest payments were $51,804,000 in 2000.


10. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amount and estimated fair value of the Terminals Companies' financial instruments that are recorded on the balance sheet. Generally accepted accounting principles define the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Fair value was estimated by performing a discounted cash flow analysis using the term of the notes and market rates based on the Terminals Companies' current incremental borrowing rates for similar types of borrowing arrangements. Trade receivables, trade payables and short-term debt are carried at cost, which approximates fair value because of the short maturity of those instruments. Carrying value of notes receivable from Excluded Companies approximates fair value as notes are primarily non-interest bearing and have no stated maturity.

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000


10. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                                            AS OF DECEMBER 31, 2000
                                       -------------------------------
                                          Carrying            Fair
                                           Amount            Value
                                       --------------   --------------

Fixed rate parent advances             $  381,500,000   $  382,674,000
Variable rate parent advances             130,447,000      130,447,000
Fixed rate long-term debt                 137,019,000      141,181,000

11. INCOME TAXES

The Terminals Companies have been included in the consolidated U.S. federal income tax return of GATX. The provision for income taxes of the Terminals Companies have been prepared as if a separate U.S. federal income tax return had been prepared for such operations on a stand-alone basis.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Terminals Companies deferred tax liabilities and assets were:

                                                     AT DECEMBER 31, 2000
                                                     --------------------

Deferred tax liabilities:
   Book/tax basis differences due to depreciation        $  120,416,000
   State income tax                                          13,573,000
   Investment tax credit                                      3,246,000
   Other                                                     20,349,000
                                                         --------------
          Total deferred tax liabilities                    157,584,000

Deferred tax assets:
   Alternative minimum tax credit                            42,139,000
   Environmental                                             12,780,000
   Postretirement benefits other than pensions                4,312,000
                                                         --------------
          Total deferred tax assets                          59,231,000
                                                         --------------

          Net deferred tax liabilities                   $   98,353,000
                                                         ==============

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000


11. INCOME TAXES (CONTINUED)

The provision for income taxes consists of the following:

                                   YEAR ENDED
                               DECEMBER 31, 2000
                               -----------------

Current:
   Federal                       $   (4,871,000)
   State and local                    1,063,000
                                 --------------
                                     (3,808,000)

Deferred:
   Federal                           17,247,000
   State and local                      588,000
                                 --------------
                                     17,835,000

Income tax expense               $   14,027,000
                                 ==============

Income taxes paid                $    6,383,000
                                 ==============

The reasons for the difference between the Terminals Companies effective tax rate and the federal statutory income tax rate were:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 2000
                                                               -----------------

Federal statutory income tax rate                                      35.0%
Add (deduct) effect of:
   State income taxes, net of federal benefit                           2.7
   Investment tax credits                                              (2.6)
   Other                                                               (0.2)
                                                                 ----------
Effective income tax rate                                              34.9%
                                                                 ==========

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000


12. LEASES

Future minimum lease receipts, by year and in the aggregate, for services provided from noncancelable operating leases by year consisted of the following at December 31, 2000:

                                   2001           $  129,824,000
                                   2002               77,791,000
                                   2003               63,406,000
                                   2004               58,714,000
                                   2005               44,753,000
                       Years thereafter              212,433,000
                                                  --------------
           Total minimum lease receipts           $  586,921,000
                                                  ==============

Future minimum payments, by year and in the aggregate, under noncancelable operating leases for land and terminal facilities expiring through the year 2022, consisted of the following at December 31, 2000:

                                   2001           $    1,954,000
                                   2002                1,958,000
                                   2003                1,782,000
                                   2004                1,787,000
                                   2005                1,679,000
                       Years thereafter                8,602,000
                                                  --------------
           Total minimum lease payments              $17,762,000
                                                  ==============

Total rent expense amounted to $4,060,000 in 2000.


13. OTHER ASSETS

At December 31, 2000, other assets consisted of the following:

Right of ways, net                                $ 20,831,000
Goodwill                                             9,800,000
Investment in real estate                            3,192,000
Other                                                2,996,000
                                                  ------------
Total other assets                                $ 36,819,000
                                                  ============

                            GATX Terminals Companies

                     Notes to Combined Financial Statements

                                December 31, 2000


14. COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT RISK

The Terminals Companies' revenues are generated from the handling or transportation of products for the chemical and petroleum industries. Customer credit is extended based on an evaluation of the customer's financial condition, and generally, collateral is not required. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

At December 31, 2000, the Terminals Companies had commitments of $14,631,000 to upgrade and repair terminal and pipeline facilities.

The Terminals Companies is engaged in various matters of litigation and has a number of unresolved claims pending including proceedings under governmental laws and regulations related to environmental matters. Although, the ultimate liability with respect to such litigation and claims can not be determined at this time, it is the opinion of management that damages, if any, required to be paid by the company in the discharge of such liability are not likely to be material to the Terminals Companies financial position or results of operations.

                                                                    EXHIBIT 99.6

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



The unaudited pro forma combined financial statements of Kinder Morgan Energy Partners, L.P. and Subsidiaries (KMP) have been derived from the historical balance sheets and income statements of KMP and GATX Terminals Companies as of December 31, 2000 and for the year then ended. The unaudited pro forma combined financial statements have been prepared to give effect to the pending acquisition of the United States terminals and pipeline operations of GATX Terminals Companies for $983.8 million in cash plus assumed liabilities using the purchase method of accounting. This amount is subject to a working capital and debt adjustment based on a closing balance sheet to be provided on consummation of the acquisition. The acquisition is expected to be consummated in the first quarter of 2001. The unaudited pro forma combined financial statements have been prepared assuming the acquisition had been consummated on January 1, 2000.

The purchase price allocated in the unaudited pro forma combined financial statements is based on management's preliminary estimate of the fair market values of assets to be acquired and liabilities to be assumed and is subject to adjustment.

The unaudited pro forma combined financial statements include assumptions and adjustments as described in the accompanying notes and should be read in conjunction with the historical financial statements and related notes of KMP and GATX Terminals Companies incorporated herein.

The unaudited pro forma combined financial statements may not be indicative of the results that would have occurred if the acquisition had been consummated on the date indicated or which will be obtained in the future.

              Kinder Morgan Energy Partners, L.P. and Subsidiaries
                Unaudited Pro Forma Combined Statement of Income

                                                     Year Ended December 31, 2000
                                                   --------------------------------
                                                                          GATX
                                                                       Terminals
                                                        KMP            Companies          Pro Forma             Pro Forma
                                                     Historical        Historical        Adjustments            Combined
                                                   -------------      -------------     -------------         -------------
Revenues                                           $     816,442      $     262,614     $      (2,574)(f)     $   1,075,632
                                                                                                 (850)(g)

Costs and Expenses
   Cost of products sold                                 124,641                 --                --               124,641
   Operations and maintenance                            164,379             99,867            (1,121)(h)           263,125
   Fuel and power                                         43,216                 --                --                43,216
   Depreciation and amortization                          82,630             39,631           (12,678)(i)           109,583
   General and administrative                             60,065             32,929            (1,266)(j)            91,728
   Taxes, other than income taxes                         25,950                 --                --                25,950
                                                   -------------      -------------     -------------         -------------
                                                         500,881            172,427           (15,065)              658,243

Operating Income                                         315,561             90,187            11,641               417,389

Other Income (Expense)
  Earnings from equity investments                        71,603             (2,361)            2,361(k)             71,603
  Amortization of excess cost of investments              (8,195)                --                --                (8,195)
  Interest, net                                          (93,284)           (49,928)           41,769(l)           (175,506)
                                                                                              (72,070)(m)
                                                                                               (1,993)(n)
  Other, net                                              14,584                 --                --                14,584
  Gain on sale of assets                                      --              2,255            (2,255)(o)                --
  Minority Interest                                       (7,987)                --              (198)(p)            (8,185)
                                                   -------------      -------------     -------------         -------------

Income Before Income Taxes                               292,282             40,153           (20,745)              311,690

Income Tax Benefit (Expense)                             (13,934)           (14,027)           14,027(q)            (13,934)

                                                   -------------      -------------     -------------         -------------
Net Income                                         $     278,348      $      26,126     $      (6,718)        $     297,756
                                                   =============      =============     =============         =============

General partner's interest in net income           $     109,470                               12,612(r)      $     122,082

Limited partners' interest in net income                 168,878                                6,796(r)            175,674
                                                   -------------                        -------------         -------------

Net income                                         $     278,348                               19,408         $     297,756
                                                   =============                        =============         =============

Basic limited partners' net income per unit        $        2.68                                              $        2.78
                                                   =============                                              =============

Number of Units used in Computation                       63,106                                                     63,106
                                                   =============                                              =============

Diluted limited partners' net income per unit      $        2.67                                              $        2.78
                                                   =============                                              =============

Number of units used in computation                       63,150                                                     63,150
                                                   =============                                              =============



The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

              Kinder Morgan Energy Partners, L.P. and Subsidiaries
                Unaudited Pro Forma Combined Balance Sheet


                                                          As of December 31, 2000
                                                     ---------------------------------
                                                                        GATX Terminals
                                                           KMP             Companies         Pro Forma            Pro Forma
                                                       Historical         Historical        Adjustments            Combined
                                                     ---------------   ---------------    ---------------       ---------------
ASSETS
Current Assets
     Cash and cash equivalents                       $        59,319   $           379    $          (379)(a)   $        59,319
     Accounts and notes receivable
       Trade                                                 345,065            31,323               (130)(a)           376,258
       Related parties                                         3,384                --                 --                 3,384
     Inventories
       Products                                               24,137                --                 --                24,137
       Materials and supplies                                  4,972                --                 --                 4,972
     Gas imbalances                                           26,878                --                 --                26,878
     Gas in underground storage                               27,481                --                 --                27,481
     Other current assets                                     20,025             1,256                 (1)(a)            21,280
                                                     ---------------   ---------------    ---------------       ---------------
                                                             511,261            32,958               (510)              543,709
                                                     ---------------   ---------------    ---------------       ---------------

Property, Plant and Equipment, net                         3,306,305           659,304            468,209 (b)         4,433,818
Investments                                                  417,045                --                 --               417,045
Notes receivable                                               9,101                --                 --                 9,101
Receivables from excluded companies                               --           125,261           (125,261)(a)                --
Intangibles, net                                             345,305             9,800             (9,800)(c)           358,922
                                                                                                   13,617 (c)
Deferred charges and other assets                             36,193            27,019             (1,498)(a)            61,714
                                                     ---------------   ---------------    ---------------       ---------------
     TOTAL ASSETS                                    $     4,625,210   $       854,342    $       344,757       $     5,824,309
                                                     ===============   ===============    ===============       ===============

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
     Accounts payable
       Trade                                         $       293,268   $         5,792    $        (3,559)(a)           295,501
       Related parties                                         8,255                --                 --                 8,255
     Current portion of long-term debt                       648,949             7,273            983,754 (d)         1,639,976
     Accrued rate refunds                                      1,100                --                 --                 1,100
     Gas imbalances                                           48,834                --                 --                48,834
     Deferred revenue                                         43,978                --                 --                43,978
     Accrued other liabilities                                54,572            30,699                680 (a)            85,951
                                                     ---------------   ---------------    ---------------       ---------------
                                                           1,098,956            43,764            980,875             2,123,595
                                                     ---------------   ---------------    ---------------       ---------------

Long-term Liabilities and Deferred Credits
     Long-term debt                                        1,255,453           129,746                 --             1,385,199
     Deferred revenue                                          1,503                --                 --                 1,503
     Deferred income taxes                                        --            98,353            (98,353)(a)                --
     Other                                                    94,062            66,690            (21,976)(a)           138,776
                                                     ---------------   ---------------    ---------------       ---------------
                                                           1,351,018           294,789           (120,329)            1,525,478
                                                     ---------------   ---------------    ---------------       ---------------

Minority interest                                             58,169                --                 --                58,169
                                                     ---------------   ---------------    ---------------       ---------------
Parent investment and advances                                    --           515,789           (515,789)(e)                --
Partners' Capital
     Common Units                                          1,957,357                --                 --             1,957,357
     Class B Units                                           125,961                --                 --               125,961
     General Partner                                          33,749                --                 --                33,749
                                                     ---------------   ---------------    ---------------       ---------------
                                                           2,117,067           515,789           (515,789)            2,117,067
                                                     ---------------   ---------------    ---------------       ---------------
     TOTAL LIABILITIES AND PARTNERS' CAPITAL         $     4,625,210   $       854,342    $       344,757       $     5,824,309
                                                     ===============   ===============    ===============       ===============



The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The following described pro forma adjustments give recognition to the pending acquisition of the U.S. terminals and pipeline operations of GATX Terminals Companies for $983.8 million in cash plus assumed liabilities.

          a) Reflects the elimination of excluded assets and liabilities of GATX Terminals Companies which are not acquired or assumed in this pending acquisition pursuant to the Stock Purchase Agreement. Excluded assets generally consist of cash balances, capitalized financing costs, receivables from foreign subsidiaries and income tax refunds. Excluded liabilities generally consist of cash deficits, income taxes payable and retired employee benefit accruals.

          b) Reflects the preliminary allocation of the purchase price in excess of the net assets to be acquired to estimated fair value of property, plant and equipment and goodwill utilizing the purchase method of accounting for the acquisition as of December 31, 2000. The purchase price allocation is subject to revision. The purchase price in excess of net assets to be acquired and the preliminary allocation is:

               Purchase price                                             $  983,754
               GATX Terminals Companies net assets of
               $515,789, less excluded net assets of $4,064                  511,725
                                                                          ----------
               Excess of purchase price over net assets to be
               acquired                                                   $  472,029
                                                                          ==========
               Preliminary allocation:
               Property, plant and equipment                              $  468,212
               Goodwill                                                        3,817
                                                                          ----------
                                                                          $  472,029
                                                                          ==========

          c) To eliminate GATX historical goodwill and include fair value of goodwill reflected by preliminary allocation of the purchase price.

          d) Reflects borrowing of the purchase amount at an assumed rate of approximately 7.3% on a loan facility to be arranged by KMP's investment advisors. KMP has obtained a commitment letter for a floating rate credit facility with a consortium of banks. A .125% change in the assumed rate would increase or decrease interest expense by approximately $1.2 million.

          e) Reflects elimination of GATX Terminals Companies parent investment and advances.

          f) To eliminate operating revenue of GATX terminal sold in September 2000.

          g) To eliminate management fees earned from excluded foreign and domestic joint ventures.

          h) To eliminate operating expenses of GATX terminal sold in September 2000.

          i) To adjust depreciation expense for the preliminary allocation of purchase price using an estimated remaining useful life of 40 years. The actual range of useful lives may vary from this estimate.

          j) To eliminate costs attributable solely to excluded foreign operations.

          k)   To eliminate loss from GATX equity investee sold in September
               2000.

          l) To eliminate interest expense incurred on debt with affiliated companies. Such debt is an excluded liability and is classified within parent investment and advances on the historical balance sheet of GATX Terminals Companies as of December 31, 2000.

          m) To record interest expense on the purchase amount borrowed by KMP at an assumed rate of approximately 7.3%.

          n) To eliminate GATX interest income earned on receivables from excluded companies.

          o)   To eliminate gain on GATX assets sold during 2000.

          p) To adjust minority interest expense for an allocation of increased net income attributable to this acquisition.

          q)   To eliminate GATX corporate income tax.

          r) Gives effect to the allocation of pro forma net income to the general partner and the limited partners pursuant to sharing ratios provided in the KMP partnership agreement. Amounts are calculated giving consideration to cash available for distribution based on the pro forma combined financial statements. The general partner's interest in net income includes incentive distributions the general partner would have received based on total distributions.